EXHIBIT 10.6
EXECUTION COPY

SENIOR SUBORDINATED LOAN AGREEMENT

among

ROCKWOOD SPECIALTIES GROUP, INC.
as Borrower,

The Several Lenders from Time to Time Party Hereto,

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch,
as Administrative Agent,

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Syndication Agent,

UBS AG, Stamford Branch,
as Documentation Agent,

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch,
UBS LOAN FINANCE LLC
and
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Initial Lenders

and

CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch,
UBS SECURITIES LLC
and
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Lead Arrangers

Dated as of July 30, 2004

6.6	Receipt of Senior Term Loans.	44
6.7	Equity Contribution and Acquisition; Escrow Agreements.	44
6.8	Fees.	44
6.9	Notice of Borrowing.	45
6.10	Representations and Warranties.	45
6.11	Closing Certificates.	45
6.12	Corporate Proceedings of Each Credit Party.	45
6.13	Corporate Documents.	45
6.14	Patriot Act.	45
SECTION 7.	Clean-Up Period.	45
SECTION 8.	Representations, Warranties and Agreements.	46
8.1	Corporate Status.	46
8.2	Corporate Power and Authority.	46
8.3	No Violation.	46
8.4	Litigation.	47
8.5	Margin Regulations.	47
8.6	Governmental Approvals.	47
8.7	Investment Company Act.	47
8.8	True and Complete Disclosure.	47
8.9	Financial Condition; Financial Statements	47
8.10	Tax Returns and Payments.	48
8.11	Compliance with ERISA.	49
8.12	Subsidiaries.	49
8.13	Patents, etc.	49
8.14	Environmental Laws.	50
8.15	Properties.	50
SECTION 9.	Affirmative Covenants.	50
9.1	Information Covenants.	50
9.2	Books, Records and Inspections.	52
9.3	Maintenance of Insurance.	52
9.4	Payment of Taxes.	52
9.5	Consolidated Corporate Franchises.	52
9.6	Compliance with Statutes, Obligations, etc.	53
9.7	ERISA.	53
9.8	Good Repair.	53
9.9	End of Fiscal Years; Fiscal Quarters.	53
9.10	Additional Guarantors.	54
9.11	Use of Proceeds.	54
9.12	Changes in Business.	54
9.13	[Intentionally Omitted].	54
9.14	[Intentionally Omitted].	54
9.15	Change of Control.	55
9.16	Acquisition Agreement.	55
SECTION 10.	Negative Covenants.	55
10.1	Limitation on Asset Sales.	55
10.2	Limitation on Restricted Payments.	57
10.3	Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock.	62
10.4	Liens	66

10.5	Borrower and Subsidiary Guarantors May Consolidate, Etc. Only on Certain Terms.	66
10.6	Transactions with Affiliates.	68
10.7	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.	69
10.8	Limitation on Other Senior Subordinated Indebtedness.	71
10.9	Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.	71
SECTION 11.	Events of Default.	72
SECTION 12.	The Agents.	74
12.1	Appointment.	74
12.2	Delegation of Duties.	75
12.3	Exculpatory Provisions.	75
12.4	Reliance by Administrative Agent.	75
12.5	Notice of Default.	76
12.6	Non-Reliance on Agents and Other Lenders.	76
12.7	Indemnification.	76
12.8	Agents in their Individual Capacities.	77
12.9	Successor Administrative Agent.	77
12.10	Withholding Tax.	77
SECTION 13.	Miscellaneous.	77
13.1	Amendments and Waivers.	77
13.2	Notices.	79
13.3	No Waiver; Cumulative Remedies.	80
13.4	Survival of Representations and Warranties.	80
13.5	Payment of Expenses and Taxes.	80
13.6	Successors and Assigns; Participations and Assignments.	81
13.7	Replacements of Lenders under Certain Circumstances.	83
13.8	Adjustments; Setoff.	83
13.9	Counterparts.	84
13.10	Severability and Integration.	84
13.11	Governing Law.	84
13.12	Submission to Jurisdiction; Waivers.	84
13.13	Acknowledgments.	85
13.14	Waivers of Jury Trial.	85
13.15	Confidentiality.	85
13.16	Judgment Currency.	85

SCHEDULES
Schedule 2.1(a)	Commitments of Lenders
Schedule 8.12	Subsidiaries
Schedule 13.2	Addresses for Notices
EXHIBITS
Exhibit A	Form of Note
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Confidentiality Agreement
Exhibit D-1	Form of Legal Opinion of General Counsel to the Borrower
Exhibit D-2	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit E	Form of Guarantee Agreement
Exhibit F	Form of Closing Certificate

        SENIOR SUBORDINATED LOAN AGREEMENT dated as of July 30, 2004, among ROCKWOOD SPECIALTIES GROUP, INC., a Delaware corporation (the "Borrower"), CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, UBS LOAN FINANCE LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as initial Lenders, the other Lenders (as defined in Section 1), CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, UBS SECURITIES LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as lead arrangers (in such capacity, the "Lead Arrangers"), CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as administrative agent (in such capacity, the "Administrative Agent"), GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent (in such capacity, the "Syndication Agent"), and UBS AG, Stamford Branch, as documentation agent (in such capacity, the "Documentation Agent").

RECITALS:

        Pursuant to an acquisition agreement notarized on April 19, 2004 (as amended, supplemented or otherwise modified from time to time, the "Acquisition Agreement"), the Borrower agreed to acquire (the "Acquisition") the outstanding capital stock of certain members of the Dynamit Nobel Group (the "Target Business") from mg technologies ag and certain of its subsidiaries that are parties to the Acquisition Agreement (the "Sellers"). In connection with the financing of the Acquisition, (a) an affiliate of each of Kohlberg Kravis Roberts & Co. L.P. ("KKR") and DLJ Merchant Banking Partners ("DLJ" and, together with KKR, the "Sponsors") will contribute approximately $488.0 million (assuming an exchange rate of $1.20 to €1.00 and subject to adjustment based on the Acquisition Agreement such that the amount of such contribution, when coupled with the amounts described in Section 6.6, the Total Commitments and the amount of any revolving credit loans funded pursuant to the Senior Secured Credit Agreement used to finance the Acquisition (which shall be accompanied by a proportionate increase in the amount of such equity contribution), shall be sufficient to pay the purchase price under the Acquisition Agreement), in cash made on the Funding Date to Parent in the form of common equity (the "Equity Contribution"), (b) the Borrower and Rockwood Specialities Limited will borrow an aggregate principal amount of up to $985,000,000 and €389,741,010.81 under senior secured facilities provided by Credit Suisse First Boston, acting through its Cayman Islands Branch, UBS Loan Finance LLC, Goldman Sachs Credit Partners L.P. and a syndicate of lenders pursuant to a credit agreement dated as of the date hereof (the "Senior Secured Credit Agreement"), among the Borrower, Rockwood Specialities Limited, Rockwood Specialties International, Inc., the lenders party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent thereunder and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as co-syndication agents thereunder and (c) certain fees and expenses incurred in connection with the transactions described in this paragraph will be paid. Concurrently with the borrowing of the Senior Term Loans (as herein defined) under the Senior Secured Credit Agreement, the Borrower will borrow the Initial Loans. The proceeds of the Initial Loans will be used solely to pay a portion of the purchase price under the Acquisition Agreement, to refinance certain existing indebtedness of the Borrower and the Target Business and to pay related fees and expenses. The transactions described above are referred to collectively as the "Transactions".

        The parties hereto hereby agree as follows:

        SECTION 1    Definitions.

        As used herein, the following terms shall have the meanings specified in this Section 1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

        1.1    Defined Terms.

        "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition" is defined in the recitals.

        "Acquisition Agreement" is defined in the recitals.

        "Acquisition Documents" means the Acquisition Agreement and all other agreements executed from time to time pursuant to the Acquisition Agreement between the parties thereto.

        "Acquisition Escrow Agreement" means the Acquisition Escrow Agreement dated as of the Funding Date among the Sellers, the Borrower, Knight Erste Beteiligungs GmbH and The Bank of New York, as Financing Escrow Agent.

        "Adjusted EURIBOR" means, with respect to the Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) EURIBOR in effect for such Interest Period and (b) Statutory Reserves.

        "Adjusted LIBOR" means, with respect to the Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) LIBOR in effect for such Interest Period and (b) Statutory Reserves.

        "Administrative Agent" means CSFB, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Credit Documents. With respect to Foreign Currency Loans, the Administrative Agent may be an Affiliate of CSFB for purposes of administering such Loans, and all references herein to the term "Administrative Agent" shall be deemed to refer to the Administrative Agent in respect of the applicable Loan or to all Administrative Agents, as the context requires.

        "Administrative Agent's Office" means the office of the Administrative Agent located at Eleven Madison Avenue, New York, NY 10010, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Affiliate Transaction" is defined in Section 10.6(a).

        "Agents" means the Administrative Agent and the Lead Arrangers.

        "Agreement" means this senior subordinated loan agreement.

        "Applicable Margin" means (i) in the case of Dollar Loans, 800 basis points and (ii) in the case of Foreign Currency Loans, 700 basis points, in each case, during the six-month period commencing on the Funding Date and increasing by an additional 75 basis points at the end of such six-month period and at the end of each subsequent six-month period thereafter.

        "Applicable Premium" means, with respect to any prepayment pursuant to Section 5.1, 5.2(a)(1) or 5.2(a)(3), the applicable premium (expressed as a percentage of the principal amount being prepaid) set forth below based on the date such prepayment is made.

Months after Funding Date	Percentage of Par
0-6	0%
7-12	1.00%
13 to Initial Maturity Date	2.00%
After Initial Maturity Date to 30	1.00%
31-42	2.00%
Thereafter	3.00%

        "Asset Sale" means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Borrower or any Restricted Subsidiary (each referred to in this definition as a "disposition") or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions) in each case other than:

        (a)   a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or inventory or goods held for sale in the ordinary course of business;

        (b)   the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 10.5 or any disposition that constitutes a Change of Control;

        (c)   the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 10.2;

        (d)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or a series of transactions with an aggregate fair market value of less than $7.5 million;

        (e)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

        (f)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

        (g)   the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

        (h)   any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (x) of the definition of "Permitted Investments");

        (i)    foreclosures on assets;

        (j)    sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

        (k)   any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after July 23, 2003, including, without limitation, sale leasebacks and asset securitizations permitted by this Agreement.

        "Asset Sale Offer" is defined in Section 10.1(c).

        "Asset Sale Prepayment Event" means the consummation of any Asset Sale.

        "Assignee" is defined in Section 13.6(c).

        "Assignor" is defined in Section 13.6(c).

        "Assignment and Acceptance" is defined in Section 13.6(c).

        "Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

        "Board of Directors" means, with respect to any Person, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and, if required by this Agreement, delivered to the Administrative Agent.

        "Borrower" is defined in the recitals.

        "Borrowing" means the incurrence of an Initial Loan.

        "Bridge Obligations" means the Obligations of the Borrower and each other Credit Party under or in connection with this Agreement and the other Credit Documents.

        "Business Day" means (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day that shall be in The City of New York or London a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Foreign Currency Loans, any day that is a Business Day described in clause (a) and which is also a day on which the TARGET payments system is open for the settlement of payment in Euro, provided that when used in connection with any Initial Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term "Business Day" shall also exclude any day on which banks are not open for dealing in the London interbank market.

        "Calculation Date" means (a) such dates as the Administrative Agent may select at its discretion from time to time (but in any event no more frequently than once per month) and (b) if a Default or an Event of Default shall have occurred and be continuing, such additional dates as the Administrative Agent or the Required Lenders shall specify.

        "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Cash Equivalents" means (i) United States Dollars, (ii) pounds sterling, (iii) (A) Euro or any national currency of a participating member state in the European Union or, (B) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business, (iv) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government, with maturities of 24 months or less from the date of acquisition, (v) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million, (vi) repurchase obligations for underlying securities of the types described in clauses (iv) and (v) entered into with any financial institution meeting the qualifications specified in clause (v) above, (vii) commercial paper rated at least P-1 by Moody's or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof, (viii) investment funds investing 95% of their assets in securities of the types described in clauses (i)-(vii) above, (ix) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 24 months or less from the date of acquisition and (x) and (ii) Indebtedness or Preferred Stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's with maturities of 12 months or less from the date of acquisition. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) through (iii) above, provided that such amounts are converted into any currency listed in clauses (i) through (iii) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means the occurrence of any of the following:

          (i)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

          (ii)   the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent corporations.

        "Closing Date" means July 31, 2004.

        "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

        "Commitments" means as to any Lender, such Lender's Dollar Commitment and Foreign Currency Commitment.

        "Common Stock" means, with respect to any Person, any and all shares, interests, participations and other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of this Agreement, and includes, without limitation, all series and classes of such common stock.

        "Confidential Information" is defined in Section 13.15.

        "Confidential Information Memorandum" means the Confidential Information Memorandum of the Borrower dated June 2004, delivered to the Lenders in connection with the Senior Secured Credit Facilities.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other non-cash charges (excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligation pursuant to Financial Accounting Standards Board Statement No. 133—"Accounting for Derivative Instruments and Hedging Activities"), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to Hedging Obligations, and excluding amortization of deferred financing fees), and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (i) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded, (ii) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, (iii) any net after-tax income (loss) from discontinued operations and any net after-tax gains (or losses) on disposal of discontinued operations shall be excluded, (iv) any net after-tax gains (or losses) (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of such Person) shall be excluded, (v) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period, (vi) the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided, that, Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period to the extent not already included therein, (vii) any increase in amortization or depreciation resulting from purchase accounting in relation to any acquisition that is consummated after July 23, 2003, net of taxes, shall be excluded, (viii) any net after-tax income (loss) from the early extinguishment of Indebtedness shall be excluded, and (ix) any goodwill impairment charge pursuant to Financial Accounting Standards Board Statement No. 142—"Goodwill and Other Intangible Assets" shall be excluded.

        Notwithstanding the foregoing, for the purpose of Section 10.2 only (other than clause (a)(C)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(C)(4) thereof.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Documents" means this Agreement, the Guarantee Agreement together with any Guarantee Supplement, any promissory notes issued by the Borrower hereunder and the Financing Escrow Agreement.

        "Credit Facilities" means, with respect to the Borrower, one or more debt facilities, including, without limitation, the Senior Secured Credit Facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced, including increasing the amount borrowed thereunder, in whole or in part from time to time.

        "Credit Party" means the Borrower and each Guarantor.

        "CSFB" means Credit Suisse First Boston, acting through its Cayman Islands Branch, and any successor thereto.

        "Debt Incurrence Prepayment Event" means any issuance or incurrence by the Borrower or any Subsidiary of the Borrower (other than any Unrestricted Subsidiary) of any debt securities after the Funding Date pursuant to Section 10.3(a) or, prior to the Initial Maturity Date, Section 10.3(b)(xiii) (except to the extent that such issuance or incurrence (1) is used to finance an acquisition (including refinancing target group debt) or to refinance Indebtedness incurred as a result of an acquisition or (2) is issued or incurred pursuant to clause (B) of Section 10.3(b)(xiii) to the extent of new capital contributions received after the Funding Date).

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Designated Non-Guarantor Joint Venture" means any non-Wholly Owned Restricted Subsidiary engaged in a Similar Business that is designated as a Designated Non-Guarantor Joint Venture pursuant to an Officers' Certificate.

        "Designated Preferred Stock" means Preferred Stock of the Borrower or any direct or indirect parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by an executive vice president and the principal financial officer of the Borrower or the applicable direct or indirect parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 10.2(a)(C).

        "Designated Senior Indebtedness" means (i) Senior Indebtedness under the Senior Secured Credit Facilities and (ii) any other Senior Indebtedness permitted under this Agreement, the principal amount of which is $25.0 million or more and that has been specifically designated in the instrument evidencing such Senior Indebtedness by the Borrower as Designated Senior Indebtedness.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the Final Maturity Date of the Loans or the date the Loans are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

        "Documentation Agent" is defined in the recitals.

        "Dollar", "dollar" and "$" means lawful currency of the United States.

        "Dollar Commitment" means as to any Lender, its obligation to make a Dollar Loan to the Borrower pursuant to Section 2.1(a) and to extend into Extended Loans as provided in Section 2.1(b) in an aggregate amount not to exceed the Dollar amount set forth under such Lender's name in

Schedule 2.1(a) opposite the caption "Dollar Commitment Amount" or in the Assignment and Acceptance pursuant to which a Lender acquires its Commitment, as the same may be adjusted pursuant to Section 13.6. The aggregate Dollar Commitment on the Funding Date is $350.0 million.

        "Dollar Equivalent" means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Euro, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.2, using the applicable Exchange Rate with respect to the Euro at the time in effect under the provisions of such Section 1.2.

        "Dollar Loan" is defined in Section 2.1(a).

        "Domestic Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (a) provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Income, plus (b) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus (c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus (d) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be made or incurred under this Agreement (whether or not successful) (including such fees, expenses or charges related to the Loans (including the refinancing thereof) and the Credit Facilities) and deducted in computing Consolidated Net Income, plus (e) the amount of any restructuring charge deducted in such period in computing Consolidated Net Income (including any one-time costs incurred in connection with acquisitions after July 23, 2003), plus (f) without duplication, any other non-cash charges reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus (g) the amount of any minority interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests) plus (h) Systems/Organizational Establishment Expenses and, prior to December 31, 2001, unusual patent litigation expenses, less (i) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period.

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "EMU Legislation" means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

        "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person's business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, "Claims"), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

        "Environmental Law" means any applicable United States Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

        "Equity Contribution" is defined in the recitals.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Issuance Prepayment Event" means any Equity Offering (except to the extent that such Equity Offering is to one or both of the Sponsors or any of their respective affiliates or is used to finance an acquisition (including refinancing target group debt) or to refinance Indebtedness incurred as a result of an acquisition).

        "Equity Offering" means any public or private sale of Common Stock or Preferred Stock of the Borrower or any of its direct or indirect parent corporations (excluding Disqualified Stock), other than (x) public offerings with respect to the Borrower's or any direct or indirect parent corporation's Common Stock registered on Form S-8 and (y) any such public or private sale that constitutes an Excluded Contribution.

        "Equity Proceeds" means, with respect to any Equity Issuance Prepayment Event, the Net Proceeds from the issuance of equity interests after, at the option of the Borrower, any prepayment of (a) the Senior Discount Notes, (b) the PIK loans and notes of PIK Holdco in respect of the financing consummated in November 2000 and/or (c) the preferred equity of Parent issued in July 2003, in each case, including any accrued interest or dividends and prepayment premiums on, and any accreted amount in respect thereof, and any instruments refinancing any of such items (to the extent any such instruments do not increase the accreted or accrued principal amount thereof or the rate of accretion or accrual of principal thereon).

        "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

        "ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary of the Borrower would be deemed to be a "single employer" within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

        "EURIBOR" means, in the case of any Foreign Currency Loan, the rate of interest which shall be determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in the currency of such Borrowing (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, "EURIBOR" shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Euro in an amount comparable to the relevant Foreign Currency Loan are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

        "Euro" or "€" means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

        "Event of Default" is defined in Section 11.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Exchange Rate" means on any day, with respect to the Euro, the rate at which the Euro may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Bloomberg Key Cross—Currency Rates Page for the Euro. In the event that such rate does not appear on any Bloomberg Key Cross—Reuters World Currency Rates Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of the Euro are then being conducted, at or about 10:00 a.m. (Local Time) on such date for the purchase of Dollars for delivery two Business Days later, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Borrower from:

          (a)   contributions to its common equity capital; and

          (b)   the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower

in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by an executive vice president and the principal financial officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be which are excluded from the calculation set forth in Section 10.2(a)(C).

        "Existing Indebtedness" means Indebtedness of the Borrower or the Restricted Subsidiaries outstanding on the Closing Date plus interest accruing thereon.

        "Extended Loans" is defined in Section 2.1(b).

        "Fee Letter" means the Senior Subordinated Credit Facility Fee Letter, dated as of April 19, 2004, among the Borrower, CSFB, UBS Loan Finance LLC, UBS Securities LLC and Goldman Sachs Credit Partners L.P.

        "Fees" means all amounts payable pursuant to, or referred to in, Section 4.1.

        "Final Maturity Date" means the tenth anniversary of the Funding Date; provided, however, that the Final Maturity Date will automatically become the Refinancing Date in the event that on or prior to the Refinancing Date either (a) the 2011 Notes shall not have been extended, renewed, replaced or otherwise refinanced in full in accordance with the terms hereof by Indebtedness which shall have a final maturity no earlier than (and which shall not require any mandatory payments of principal in excess of $75,000,000 (except pursuant to asset sale or change of control provisions that are no more materially adverse to the interests of the Lenders than those relating to the 2011 Notes as in effect on the date hereof) any earlier than) the date that is 91 days following the date that is ten years after the Funding Date or (b) legal defeasance or similar arrangements reasonably satisfactory to the Administrative Agent shall not have been made for the repayment or redemption of the 2011 Notes in full.

        "Financing Escrow Agent" shall mean The Bank of New York.

        "Financing Escrow Agreement" means the Financing Escrow Agreement dated as of the Funding Date among the Borrower, Rockwood Specialties Limited, Rockwood Specialties Consolidated, Inc., Knight Erste Beteiligungs GmbH, the Administrative Agent, the administrative agent under the Senior Secured Credit Agreement, Allianz Lebensversicherungs-AG, Stuttgart, Allianz Capital Partners GmbH, The Bank of New York, as Financing Escrow Agent and JPMorgan Chase Bank, as Collateral Escrow Agent.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries' most recently ended four full fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that such Person or any Restricted Subsidiary thereof incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by such Person or any Restricted Subsidiary thereof during the four quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four quarter reference period. If since the beginning of such period any other Person (that subsequently became a Restricted Subsidiary or was merged with or into such Person or any Restricted Subsidiary thereof since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of such Person. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as such Person may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock (including any Designated Preferred Stock) of such Person, and (c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

        "Foreign Currency Commitment" means as to any Lender, its obligation to make a Foreign Currency Loan to the Borrower pursuant to Section 2.1(a) and to extend into Extended Loans as provided in Section 2.1(b) in an aggregate amount not to exceed the Euro-denominated amount set forth under such Lender's name in Schedule 2.1(a) opposite the caption "Foreign Currency Commitment Amount" or in the Assignment and Acceptance pursuant to which a Lender acquires its Commitment, as the same may be adjusted pursuant to Section 13.6. The aggregate Foreign Currency Commitment on the Funding Date is €419,076,355.71.

        "Foreign Currency Loan" is defined in Section 2.1(a).

        "Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any State thereof, the District of Columbia, or any territory thereof.

        "Funding Date" means the date on which the funding of the Initial Loans is made.

        "GAAP" means generally accepted accounting principles in the United States, which are in effect on July 23, 2003. For the purposes of this Agreement, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Government Securities" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or (b) obligations of a

Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means any guarantee of the obligations of the Borrower under this Agreement and the Loans by a Guarantor in accordance with the provisions of this Agreement and pursuant to the Guarantee Agreement or a Guarantee Supplement. When used as a verb, "Guarantee" shall have a corresponding meaning.

        "Guarantee Agreement" means a Guarantee Agreement substantially in the form of Exhibit E, including any Guarantee Supplement.

        "Guarantee Supplement" means a Guarantee Supplement, substantially in the form of Annex A to the Guarantee Agreement, entered into pursuant to the terms hereof and thereof.

        "Guarantors" means all Restricted Subsidiaries that are Domestic Subsidiaries (other than certain special-purpose Restricted Subsidiaries formed in connection with Receivables Facilities) as of the Closing Date.

        "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous waste", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "toxic substances", "toxic pollutants", "contaminants", or "pollutants", or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "Holders" means the Lenders.

        "Holdings" means Rockwood Specialties International, Inc., a Delaware corporation.

        "Indebtedness" means, with respect to any Person, (a) any indebtedness (including principal and premium) of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof), (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or (iv) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness and obligations under or in respect of Receivables Facilities shall not be deemed to constitute Indebtedness.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

        "Initial Loans" is defined in Section 2.1(a).

        "Initial Maturity Date" means the date that is eighteen months after the Funding Date.

        "Interest Payment Date" is defined in Section 2.7(e).

        "Interest Period" means the interest period applicable to any Loan, as set forth in Section 2.8.

        "Investment Grade Securities" means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating by S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution and (d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and Section 10.2, (i) "Investments" shall include the portion (proportionate to the Borrower's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower's equity interest in such

Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

        "Judgment Currency" is defined in Section 3.16 (a).

        "Judgment Currency Conversion Date" is defined in Section 3.16(a).

        "July 2003 Equity Contribution" means the common equity contribution in the amount of $25.0 million made to the Borrower by the Sponsors in July 2003.

        "Lead Arrangers" is defined in the recitals.

        "Lenders" means (a) the financial institutions listed on the signature pages of this Agreement (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.

        "Letter of Credit Obligations" means all Obligations in respect of Indebtedness of the Borrower with respect to letters of credit issued pursuant to the Senior Secured Credit Facilities which Indebtedness shall be deemed to consist of (a) the aggregate maximum amount available to be drawn under all such letters of credit (the determination of such aggregate maximum amount to assume compliance with all conditions for drawing) and (b) the aggregate amount that has been paid by, and not reimbursed to, the fronting bank and the lenders under such letters of credit.

        "LIBOR" means, in the case of any Dollar Loan, with respect to each day during each Interest Period pertaining to such Dollar Loan, the rate of interest per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, "LIBOR" shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars in an amount comparable to the relevant Dollar Loan are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Loans" means the Initial Loans and the Extended Loans.

        "Local Time" means (a) with respect to a Dollar Loan, New York time, and (b) with respect to a Foreign Currency Loan, London time.

        "Management Group" means at any time, the Chairman of the Board of Directors, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of any of the Parent Companies, the Borrower or any Subsidiary of any such company at such time.

        "Margin Stock" is defined in Regulation U.

        "Material Adverse Change" means any change in the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would materially adversely affect the ability of the Borrower and the other Credit Parties taken as a whole to perform their obligations under this Agreement and the other Credit Documents.

        "Material Adverse Effect" means a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.

        "Material Subsidiary" means, at any date of determination, any Restricted Subsidiary (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financial Statements have been delivered were equal to or greater than 5% of the consolidated total assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

        "Moody's" means Moody's Investors Service Inc. or any successor by merger or consolidation to its business.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

        "Net Proceeds" means the total cash consideration received by the Borrower or any Restricted Subsidiary in respect of (a) any Asset Sale (including without limitation, (i) any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and (ii) the amount of any debt owed to the Borrower or any Restricted Subsidiary by the Borrower or any Restricted Subsidiary disposed of which is repaid in connection with that disposal), (b) any Debt Incurrence Prepayment Event and (c) any Equity Issuance Prepayment Event; but (i) in the case of any Prepayment Event, net of (A) the amount of any tax required to be paid by the Borrower as a result of such Prepayment Event, (B) all other reasonable costs and expenses properly incurred by the Borrower or any Restricted Subsidiary in connection with such Prepayment Event, (C) any amount contractually required to be paid to the employees of any disposed business, in the case of an Asset Sale, (D) the amount of any reasonable reserve established in accordance with GAAP with respect to such Prepayment Event against any liabilities (other than any taxes deducted pursuant to clause (A) above) (1) associated with the assets that are the subject of such Prepayment Event and (2) retained by the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such a Prepayment Event occurring on the date of such reduction and (E) the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid or prepaid or upon consummation of such Prepayment Event and (ii) in the case of an Asset Sale only, net of the amount of any proceeds of such Asset Sale that the

Borrower or any Restricted Subsidiary has either used to repay Indebtedness, including pursuant to an Asset Sale Offer, in accordance with Section 10.1 or has reinvested (or intends to reinvest within one year of the date of such Asset Sale) in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.12) in accordance with Section 10.1.

        "Non-Excluded Taxes" is defined in Section 5.4(a).

        "Non-U.S. Lender" is defined in Section 5.4(a).

        "Notes" is defined in Section 13.6(d).

        "Notice of Borrowing" is defined in Section 2.3(a).

        "Obligation Currency" is defined in Section 13.16(a).

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

        "Officers' Certificate" means a certificate signed on behalf of the Borrower by two Officers of the Borrower one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower.

        "Original Purchase Agreement" means the Business and Share Sale and Purchase Agreement dated September 25, 2000, between the Original Seller and Parent pursuant to which Parent, the Borrower and the Subsidiaries (i) acquired from the Original Seller (x) all of the Original Seller's assets (including capital stock) primarily used in the conduct of the Original Seller's Plastics & Compounding, Water Technologies, Timber Treatments, Water Treatments, GD Holmes, Electronics, Pigments and Additives business divisions and (y) all the outstanding capital stock of Laporte Electronics France, S.A. and (ii) assumed certain liabilities of the Original Seller, all as provided in such purchase agreement, for consideration payable to the Original Seller in the aggregate amount of $1,175,000,000 in cash (subject to certain purchase price adjustments in accordance with such purchase agreement).

        "Original Seller" means Laporte plc.

        "Parent" means Rockwood Holdings, Inc., a Delaware corporation.

        "Parent Companies" means Parent, PIK Holdco and Holdings.

        "Participant" is defined in Section 13.6(b).

        "Payment Blockage Notice" is defined in Section 3.3.

        "Payment Blockage Period" is defined in Section 3.3.

        "Payment Sharing Notice" means a notice from any Lender to the Administrative Agent stating that an Event of Default has occurred and that such Lender requires that all payments received by the Administrative Agent under this Agreement or any Note or any Credit Document be distributed in accordance with Section 5.6(b)(ii).

        "PBGC" means the United States Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

        "Pension Plan" means any plan in which the Borrower or more of its Subsidiaries participates that provides for retirement, health, medical or other similar benefits for employees or retirees of the Borrower or one or more of its Subsidiaries.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any Restricted Subsidiary and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with Sections 10.1 and, to the extent applicable, 5.2.

        "Permitted Holders" means the Sponsors and their respective Affiliates and the Management Group.

        "Permitted Investments" means (i) any Investment in the Borrower or any Restricted Subsidiary; (ii) any Investment in cash and Cash Equivalents or Investment Grade Securities; (iii) any Investment by the Borrower or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary; (iv) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 10.1 or any other disposition of assets not constituting an Asset Sale; (v) any Investment existing on July 23, 2003; (vi) advances to employees not in excess of $25.0 million outstanding at any one time, in the aggregate; (vii) any Investment acquired by the Borrower or any Restricted Subsidiary (A) in exchange for any other

Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (viii) Hedging Obligations permitted under Section 10.3(b)(x); (ix) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (x) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (x) that are at the time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed the greater of (x) $150.0 million and (y) 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (xi) Investments the payment for which consists of Equity Interests of the Borrower or any of its direct or indirect parent corporations (exclusive of Disqualified Stock); (xii) guarantees of Indebtedness permitted under Section 10.3; (xiii) any transaction to the extent it constitutes an investment that is permitted and made in accordance with Section 10.6(b) (except transactions described in clauses (ii), (vi), (vii) and (xi) of Section 10.6(b)); (xiv) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; (xv) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xv) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $90.0 million and (y) 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and (xvi) Investments relating to any special purpose wholly-owned subsidiary of the Borrower organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Borrower, are necessary or advisable to effect such Receivables Facility.

        "Permitted Liens" means (i) Liens on assets of the Borrower or any Guarantor securing Senior Indebtedness that was permitted by the terms of this Agreement to be incurred; (ii) Liens in favor of the Borrower or the Guarantors; (iii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or the Subsidiary; (iv) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 10.3(b)(iv) covering only the assets acquired with or financed by such Indebtedness; (vii) Liens existing on the date of this Agreement; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor; (ix) Liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business; (x) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (xi) Liens created for the benefit of (or to secure) the Loans (or the Guarantees); (xii) Liens to secure any Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that: (a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and (xiii) Liens incurred in the ordinary course of business of the Borrower or any Subsidiary of the Borrower with respect to obligations that do not exceed $5.0 million at any one time outstanding.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "PIK Holdco" means Rockwood Specialties Consolidated, Inc., a Delaware corporation.

        "PIK Interest Amount" means the aggregate amount equal to the amount of interest borne by an Extended Loan (or Note) in excess of (i) 12.0% per annum (excluding reserve asset costs) if the Extended Loans are rated at or above the Ratings Threshold and (ii) 12.5% per annum (excluding reserve asset costs) if the Extended Loans are rated below the Ratings Threshold.

        "Plan" means any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments of) the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate.

        "Preferred Stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Prepayment Amount" is defined in Section 5.1(a).

        "Prepayment Event" means any Debt Incurrence Prepayment Event, any Asset Sale Prepayment Event or any Equity Issuance Prepayment Event.

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors in good faith.

        "Quotation Day" means, with respect to any Foreign Currency Loan and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Foreign Currency Loan for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

        "Ratings Threshold" means a rating of the Extended Loans by S&P of B- and Moody's of B3.

        "Real Estate" is defined in Section 9.1(f).

        "Recalculation Date" is defined in Section 1.2(a).

        "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and all Restricted

Subsidiaries pursuant to which the Borrower and/or any of the Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Refinancing Date" means the date that is 91 days prior to the maturity of the 2011 Notes.

        "Refinancing Indebtedness" is defined in Section 10.3(b)(xv), and "refinances," and "refinanced" shall have a correlative meaning.

        "Refunding Capital Stock" is defined in Section 10.2(b)(ii).

        "Register" is defined in Section 13.6(e).

        "Regulation D" means Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

        "Regulation T" means Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Regulation U" means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Regulation X" means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Reportable Event" means an event described in Section 4043 of ERISA and the regulations thereunder.

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Borrower.

        "Required Lenders" means, at any date, Holders having or holding Loans representing at least a majority of the Dollar Equivalent of the outstanding principal amount of the Loans outstanding at such date.

        "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Payment" is defined in Section 10.2.

        "Restricted Subsidiary" means, at any time any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

        "Retired Capital Stock" is defined in Section 10.2(b)(ii).

        "Rockwood Group" means the Borrower and its Restricted Subsidiaries immediately prior to the Acquisition.

        "RSGI Dollar Debt Escrow Account" shall mean Dollar Account Number 313122 established with the Financing Escrow Agent, to be administered pursuant to the terms of the Financing Escrow Agreement.

        "RSGI Euro Debt Escrow Account" shall mean Euro Account Number 7357879780 established with the Financing Escrow Agent, to be administered pursuant to the terms of the Financing Escrow Agreement.

        "S&P" means Standard and Poor's Ratings Services or any successor by merger or consolidation to its business.

        "SEC" means the United States Securities and Exchange Commission or any successor thereto.

        "Section 9.1 Financial Statements" means financial statements to be delivered by or on behalf of the Borrower pursuant to Section 9.1.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Sellers" is defined in the recitals.

        "Senior Discount Notes" means the Senior Discount Notes of Holdings, issued on July 23, 2003 or any refinancing thereof in the form of Indebtedness or Preferred Stock; provided, however, that such refinanced Indebtedness or Preferred Stock (i) shall be incurred by Holdings, (ii) does not have a maturity date which is prior to August 15, 2011, (iii) does not require cash interest or cash dividends to be paid prior to August 15, 2007, (iv) does not have an effective interest rate or dividend rate that exceeds 12% per annum and (v) does not have terms and conditions which taken as a whole, are materially disadvantageous to the Holders of the Loans as compared to the Senior Discount Notes.

        "Senior Indebtedness" means (i) the Obligations under the Senior Secured Credit Facilities and (ii) any other Indebtedness permitted to be incurred by the Borrower under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Loans, including, with respect to clauses (i) and (ii), interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, in accordance with and at the rate (including any rate applicable upon any default or event of default, to the extent lawful) specified in the documents evidencing or governing such Senior Indebtedness, to the extent such interest is an allowable claim in such bankruptcy proceeding. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (1) any liability for foreign, federal, state, local or other taxes owed or owing by the Borrower, (2) any obligation of the Borrower to its direct or indirect parent corporations or to any of its Subsidiaries or to any other Affiliate of the Borrower or any of such Affiliate's Subsidiaries, (3) any amounts owed to the Borrower for compensation to employees or for services rendered to the Borrower, (4) any accounts payable or trade liabilities (including obligations in respect of funds held for the account of third parties) arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities) other than Letter of Credit Obligations in respect of letters of credit under the Senior Secured Credit Facilities, (5) any Indebtedness that is incurred in violation of this Agreement, (6) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Borrower, (7) any Indebtedness, guarantee or obligation of the Borrower which is subordinate or junior to any other Indebtedness, guarantee or obligation of the Borrower, (8) Indebtedness evidenced by the Loans, (9) Capital Stock of the Borrower and (10) amounts owing under leases (other than Capitalized Lease Obligations). "Senior Indebtedness" of any Guarantor has a correlative meaning.

        "Senior Secured Credit Agreement" is defined in the recitals.

        "Senior Secured Credit Facilities" means the Senior Secured Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

        "Senior Subordinated Indebtedness" means (a) with respect to the Borrower, Indebtedness which ranks pari passu in right of payment to the Loans and (b) with respect to any Guarantor, Indebtedness which ranks pari passu in right of payment to the Guarantee of such Guarantor.

        "Senior Term Loans" means the term loans made pursuant to the Senior Secured Credit Agreement.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Similar Business" means the development, manufacture and distribution and/or provision of chemicals, chemical processes or performance materials and any services, activities or businesses incidental or directly related or similar thereto, or any line of businesses engaged in by the Borrower and its Subsidiaries or the Target Business or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

        "Sponsors" is defined in the recitals.

        "Statutory Reserves" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject with respect to LIBOR or EURIBOR, for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        "Subordinated Indebtedness" means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor.

        "Subsidiary" means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Successor Company" is defined in Section 10.5(a).

        "Successor Person" is defined in Section 10.5(b).

        "Syndication Agent" is defined in the recitals.

        "Systems/Organizational Establishment Expenses" means the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries in (i) establishing financial, information technology and other similar systems of the Borrower and the Restricted Subsidiaries, including costs of the transition and integration of any such systems acquired in the Acquisition, as a direct result of the establishment of the business acquired in the Acquisition as a standalone business following the Acquisition and (ii) establishing the business acquired in the Acquisition as a standalone business following the Acquisition including the amortization of sign-on compensation arrangements for key executives; provided that such expenses for the period after January 1, 2003 shall not exceed $4.0 million in the aggregate.

        "Target Business" is defined in the recitals.

        "Test Period" means, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

        "Total Assets" means the total assets of the Borrower and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Borrower.

        "Total Commitments" means the sum of the Commitments.

        "Total Credit Exposure" means, at any date, the sum of the Dollar Equivalent of the outstanding principal amount of all Loans at such date.

        "Transactions" is defined in the recitals.

        "Transferee" is defined in Section 13.6.

        "Treaty on European Union" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

        "UK Borrower Debt Escrow Account" shall mean Euro Account Number 8371059780 established by the Financing Escrow Agent, to be administered pursuant to the terms of the Financing Escrow Agreement.

        "Unfunded Current Liability" of any Plan means the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan's actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

        "United States" means the United States of America.

        "Unrestricted Subsidiary" means (i) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Borrower, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated), provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Borrower, (b) such designation complies with the covenants described in Section 10.2 and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary. The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either (i) the Borrower could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in Section 10.3(a) or (ii) the Fixed Charge Coverage Ratio for the Borrower and the Restricted Subsidiaries would be greater than such ratio for the Borrower and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors of the Borrower shall be notified by the Borrower to the Administrative Agent by promptly filing with the

Administrative Agent a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

        "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

        "2011 Notes" means the 10 5/8% Senior Subordinated Notes due 2011 of the Borrower issued pursuant to that certain Indenture, dated as of July 23, 2003, among the Borrower, the guarantors party thereto and The Bank of New York, as trustee.

        1.2    Exchange Rates.

        (a)   Not later than 1:00 p.m. (New York time) on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to the Euro to be used for calculating the Dollar Equivalent and (ii) give notice thereof to the Lenders and the Borrower. The Exchange Rates so determined shall become effective on the relevant Calculation Date (a "Recalculation Date"), shall remain effective until the next succeeding Recalculation Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Euro.

        (b)   For purposes of determining compliance under Sections 10.1, 10.2, and 10.6, with respect to any amount in Euro, such amount shall be deemed to equal the Dollar Equivalent thereof based on the average daily Exchange Rate for the Euro for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the related period. For purposes of determining compliance with Sections 10.3 and 10.4, with respect to any amount of Indebtedness in Euro, compliance will be determined at the time of incurrence thereof using the Dollar Equivalent thereof at the Exchange Rate in effect at the time of such incurrence.

        SECTION 2.    Amount and Terms of Credit.

        2.1    Commitment.

        (a)   Subject to and upon the terms and conditions herein set forth, each Lender agrees, severally and not jointly, to make to the Borrower: (i) a loan denominated in Dollars (a "Dollar Loan") and/or (ii) a loan denominated in Euro (a "Foreign Currency Loan" and, together with the Dollar Loan, the "Initial Loans"), which Initial Loans (i) shall be made on the Funding Date and the full amount of the proceeds of the Dollar Loans shall be deposited on the Funding Date in the RSGI Dollar Debt Escrow Account to be held by the Financing Escrow Agent pursuant to the terms of the Financing Escrow Agreement and the full amount of the proceeds of the Foreign Currency Loans shall be deposited on the Funding Date in the RSGI Euro Debt Escrow Account to be held by the Financing Escrow Agent pursuant to the terms of the Financing Escrow Agreement, (ii) may be repaid in accordance with the provisions hereof, but once repaid, may not be reborrowed, (iii) shall not exceed for any such Lender (x) in the case of a Dollar Loan, that aggregate principal amount that equals the Dollar Commitment of such Lender at such time and (y) in the case of a Foreign Currency Loan, that aggregate principal amount that equals the Foreign Currency Commitment of such Lender at such time and (iv) shall not, after giving effect thereto and the application of the proceeds thereof, exceed for all Lenders at any time outstanding the aggregate principal amount that equals the Total Commitments then in effect. Each Lender may at its option make any Loan by causing a domestic or foreign branch or an Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) if it exercises such option, the Borrower shall not be required to pay any increased costs resulting therefrom. The Initial Loans deposited on the Funding Date in the RSGI Dollar Debt Escrow Account and the RSGI Euro Debt Escrow Account shall be released from such accounts to the Borrower on the Closing Date only in accordance with the conditions for such release specified in the Financing Escrow Agreement.

        (b)   Subject to the terms and conditions hereof, each Lender severally agrees, if the Initial Loans have not been repaid on or prior to the Initial Maturity Date, that the maturity of such Initial Loans shall automatically be extended to the Final Maturity Date (such extended Initial Loans, collectively, the "Extended Loans"). Amounts repaid in respect of Extended Loans may not be reborrowed.

        2.2    [Intentionally Omitted.]

        2.3    Notice of Borrowing.

        (a)   The Borrower shall give the Administrative Agent at the location set forth in Section 13.2 prior to 12:00 noon (Local Time) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Initial Loans. Such notice (a "Notice of Borrowing") shall be irrevocable and shall specify (i) the date of such Borrowing (which shall be a Business Day), (ii) the currency or currencies in which the Borrowing is to be made, which shall be either Dollars or Euro, (iii) the amount of such Borrowing, (iv) the Interest Period to be initially applicable thereto and (v) remittance instructions. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Initial Loans, of such Lender's proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

        (b)   Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Officer of the Borrower. In each such case the Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of any such telephonic notice.

        2.4    Disbursement of Funds.

        (a)   Subject to and upon the terms and conditions herein set forth, each Lender agrees, severally and not jointly, no later than 12:00 noon (Local Time) on the date specified in the Notice of Borrowing, to make available its pro rata portion of the Borrowing requested to be made on such date in the manner provided below.

        (b)   Each Lender shall make available all amounts it is to fund under the Borrowing in Dollars or Euro, as the case may be, and in immediately available funds to the Administrative Agent at the Administrative Agent's Office and the Administrative Agent will make available to the Borrower by depositing to the Borrower's account as designated in the Notice of Borrowing the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of the Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender and the Borrower. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the then-applicable rate of interest, calculated in accordance with Section 2.7, for the Loans.

        (c)   Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender or the Administrative Agent to fulfill its commitments hereunder).

        2.5    Initial Maturity Date; Final Maturity Date; Evidence of Debt.

        (a)   The Initial Loans will mature on the Initial Maturity Date and, to the extent then unpaid, the maturity of the Initial Loans will automatically be extended to the Final Maturity Date pursuant to Section 2.1(b).

        (b)   Any Extended Loan shall bear interest as described in Section 2.7 from the Initial Maturity Date until such Loan shall be paid in full.

        (c)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

        (d)   The Administrative Agent shall maintain the Register pursuant to Section 13.6(e), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount and currency of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable (including, without limitation, any PIK Interest Amount and any interest payable thereon) from the Borrower to each Lender and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

        (e)   The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligations of the Borrower hereunder, including obligations to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

        2.6    Pro Rata Borrowing.

        The Borrowing of Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make a Loan hereunder and that each Lender shall be obligated to make the Loan provided to be made by it hereunder, regardless of the failure of any other Lender to fulfil its commitments hereunder.

        2.7    Interest.

        (a)   Except as provided in paragraph (b) below, the unpaid principal amount of each Initial Loan shall bear interest from the Funding Date until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Applicable Margin plus (i) in the case of a Dollar Loan, the Adjusted LIBOR and (ii) in the case of a Foreign Currency Loan, the Adjusted EURIBOR, in each case, in effect from time to time.

        (b)   If any event set forth in Section 2.9 shall have occurred, then (i) within 15 days after any notice given to the Borrower by the affected Lender or Lenders in accordance with Section 2.9, the Agents and the Borrower shall enter into negotiations in good faith with a view to agreeing to an alternative interest rate acceptable to the Borrower to make, fund or maintain affected Loans and (ii) if, at the expiration of 20 days from the giving of such notice by the Agents, the Agents and the Borrower shall not have reached an agreement, such Loans will bear interest at a rate per annum specified by each such Lender to represent its cost of funds therefor plus the Applicable Margin.

        (c)   The unpaid principal amount of each Extended Loan shall bear interest for the period from and including the Initial Maturity Date to, but excluding, the maturity thereof (whether by acceleration or otherwise) at a rate equal to 14.5% per annum.

        (d)   If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the then applicable interest rate on the Loans plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the then applicable interest rate on the Loans plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

        (e)   Interest on each Loan shall accrue from and including the Funding Date to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Initial Loan, on the last day of each Interest Period applicable thereto, (ii) in respect of each Extended Loan, quarterly in arrears on the last day of each fiscal quarter of the Borrower following the Initial Maturity Date and on the Final Maturity Date, (iii) on the date of any prepayment (on the amount prepaid), (iv) at maturity (whether by acceleration or otherwise), and (v) after maturity, on demand (each such date referred to in clauses (i), (ii), (iii), (iv) and (v) being an "Interest Payment Date"). It is understood and agreed that, in the event that the Acquisition is not consummated on July 31, 2004 and the Loans are prepaid, interest on each Loan made on the Funding Date shall accrue from and including the Funding Date to but excluding the date of the repayment thereof in accordance with this Agreement and such interest shall be payable on the date of such prepayment.

        (f)    The interest rate borne by the Initial Loans shall not exceed 12.0% per annum (excluding reserve asset costs) nor be less than 9.0% per annum, in each case, plus any default interest pursuant to Section 2.7(d). In respect of each Extended Loan, in lieu of paying the PIK Interest Amount in cash, the Borrower may elect to add such PIK Interest Amount to the principal amount of such Extended Loan.

        (g)   All computations of interest hereunder shall be made in accordance with Section 5.5.

        (h)   The Administrative Agent, upon determining the interest rate for the Borrowing, shall promptly notify the Borrower and the Lenders thereof and of any PIK Interest Amount. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

        2.8    Interest Periods.

        The Interest Period applicable to the Loans shall have a duration of one, two or three months, at the option of the Borrower, provided that an Interest Period may be for a period less than one month if agreed upon by the Borrower and the Administrative Agent. Notwithstanding anything to the contrary contained above:

        (a)   the initial Interest Period for the Borrowing shall commence on the Funding Date and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

        (b)   if any Interest Period relating to a Borrowing begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

        (c)   if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

        (d)   the last Interest Period applicable to Initial Loans shall end on the Initial Maturity Date and the last Interest Period applicable to Extended Loans shall end on the Final Maturity Date.

        2.9    Increased Costs, Illegality, etc.

        (a)   In the event that (x) in the case of clauses (i)(x) and (y) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) that:

          (i)    on any date for determining the Adjusted LIBOR or Adjusted EURIBOR for any Interest Period (x) deposits in the principal amounts of the Loans are not generally available in the relevant market or (y) by reason of any changes arising on or after the date hereof affecting the interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR or Adjusted EURIBOR; or

          (ii)   at any time, such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loans (other than any such increase or reduction attributable to taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, but not limited to, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank eurodollar market or the position of such Lender in such market; or

          (iii)  at any time, the making or continuance of any Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clauses (i)(x) and (y) above) shall within a reasonable time thereafter give notice (if by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders) and in the case of each of clauses (i) and (ii) above, enter into negotiations with the Borrower pursuant to Section 2.7(b).

        (b)   If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or its parent's capital or assets as a consequence of such Lender's commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's or its parent's policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender's compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.9(b), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.9(b) upon receipt of such notice.

        2.10    Compensation.

        If (a) any payment of principal of any Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Loan as a result of a payment pursuant to Section 2.5, 2.9, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) the Borrowing is not made as a result of a withdrawn Notice of Borrowing or (c) any prepayment of principal of any Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to borrow, failure to continue or failure to prepay, including, without limitation, any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

        2.11    Change of Lending Office.

        Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.9(a)(ii), 2.9(a)(iii), 2.9(b) or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.9 or 5.4.

        2.12    Notice of Certain Costs.

        Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.9, 2.10 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.9, 2.10 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

        SECTION 3.    Subordination.

        3.1    Agreement To Subordinate.

        The Borrower agrees, and each Lender agrees, that the Bridge Obligations of the Borrower are subordinated in right of payment, to the extent and in the manner provided in this Section 3, to the prior payment in full in cash or Cash Equivalents (other than those cash equivalents referred to in clause (iii)(B) of the definition of "Cash Equivalents") of all Senior Indebtedness of the Borrower, whether outstanding on the date of this Agreement or incurred thereafter, and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Bridge Obligations of the Borrower shall in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Borrower and shall rank senior to all existing and future Subordinated Indebtedness of the Borrower; and only Indebtedness of the Borrower that is Senior Indebtedness of the Borrower shall rank senior to the Bridge Obligations of the Borrower in accordance with the provisions set forth herein. All provisions of this Section 3 shall be subject to Section 3.12.

        3.2    Liquidation, Dissolution, Bankruptcy.

        Upon any distribution to creditors of the Borrower in a liquidation or dissolution of the Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its property, an assignment for the benefit of creditors or any marshalling of the Borrower's assets and liabilities, the holders of Senior Indebtedness shall be entitled to receive payment in full in cash or Cash Equivalents of such Senior Indebtedness and all outstanding Letter of Credit Obligations thereunder shall be fully cash collateralized before the Lenders will be entitled to receive any payment with respect to the Bridge Obligations, and until all Senior Indebtedness is paid in full in cash or Cash Equivalents (other than those cash equivalents referred to in clause (iii)(B) of the definition of "Cash Equivalents"), any distribution to which the Lenders would be entitled shall be made to the holders of Senior Indebtedness (except that Lenders may receive shares of stock and any debt securities that are subordinated at least to the same extent as the Bridge Obligations to (a) Senior Indebtedness and (b) any securities issued in exchange for Senior Indebtedness).

        3.3    Default on Senior Indebtedness.

        The Borrower shall not make any payment upon or in respect of the Bridge Obligations (except that Lenders may receive shares of stock and any debt securities that are subordinated at least to the same extent as the Bridge Obligations to (a) Senior Indebtedness and (b) any securities issued in exchange for Senior Indebtedness) if (i) a default in the payment of the principal of, premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or in respect of bankers' acceptances or fees relating to letters of credit or bankers' acceptances constituting Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace in the indenture, agreement or other document governing such Designated Senior Indebtedness (a "payment default") or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods (a "non-payment default") and the Administrative Agent receives a notice of such default (a "Payment Blockage Notice") from a representative of holders of any such Designated Senior Indebtedness. Payments on the Bridge Obligations, including any missed payments, may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents (other than those cash equivalents referred to in clause (iii)(B) of the definition of "Cash Equivalents") and all outstanding Letter of Credit Obligations thereunder shall have been fully cash collateralized and (b) in case of a nonpayment default, the earlier of (x) the date on which such nonpayment default is cured or waived or shall have ceased to exist, (y) 179 days after the date on which the applicable Payment Blockage Notice is received (each such period, the "Payment Blockage Period") or (z) the date such Payment Blockage Period shall be terminated by written notice to the Administrative Agent from the requisite holders of such Designated Senior Indebtedness necessary to terminate such period or from their Representative. No new Payment Blockage Period may be commenced unless and until 365 days have elapsed since the effectiveness of the immediately preceding Payment Blockage Notice. However, if any Payment Blockage Notice within such 365-day period is given by or on behalf of any holders of Designated Senior Indebtedness (other than the administrative agent under the Senior Secured Credit Facilities), the administrative agent under the Senior Secured Credit Facilities may give another Payment Blockage Notice within such period. In no event, however, shall the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 365 consecutive day period. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Administrative Agent shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

        3.4    Acceleration of Payment of Loans.

        If payment of the Loans is accelerated because of an Event of Default, the Borrower or the Administrative Agent shall promptly notify the holders of Designated Senior Indebtedness (or their Representative) of the acceleration. If any Designated Senior Indebtedness is outstanding, the Borrower shall not pay the Loans or other Bridge Obligations until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, shall pay the Loans or other Bridge Obligations only if this Section 3 otherwise permits payment at that time.

        3.5    When Distribution Must Be Paid Over.

        If a distribution is made to Lenders that because of this Section 3 should not have been made to them, the Lenders who receive the distribution shall hold it in trust for holders of Senior Indebtedness of the Borrower and pay it over to them as their interests may appear.

        3.6    Subrogation.

        After all Senior Indebtedness of the Borrower is paid in full and until the Bridge Obligations of the Borrower are paid in full, Lenders shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to Senior Indebtedness. A distribution made under this Section 3 to holders of such Senior Indebtedness which otherwise would have been made to Lenders is not, as between the Borrower and Lenders, a payment by the Borrower on such Senior Indebtedness.

        3.7    Relative Rights.

        This Section 3 defines the relative rights of Lenders and holders of Senior Indebtedness of the Borrower. Nothing in this Agreement shall:

  (1)
  impair, as between the Borrower and Lenders, the obligation of the Borrower, which is absolute and unconditional, to pay principal of, and interest on, the Loans and the other Bridge Obligations of the Borrower in accordance with their terms; or

  (2)
  prevent the Administrative Agent or any Lender from exercising its available remedies upon a Default, subject to the rights of holders of Senior Indebtedness of the Borrower to receive distributions otherwise payable to Lenders.

        3.8    Subordination May Not Be Impaired by the Borrower.

        No right of any holder of Senior Indebtedness of the Borrower to enforce the subordination of the Bridge Obligations shall be impaired by any act or failure to act by the Borrower or by its failure to comply with this Agreement.

        3.9    Rights of Agents.

        Notwithstanding Section 3.3, the Administrative Agent (but not any Credit Party) may continue to make payments on the Bridge Obligations and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, the Administrative Agent receives notice satisfactory to it that payments may not be made under this Section 3. The Borrower, a Representative or a holder of Senior Indebtedness of the Borrower may give the notice; provided, however, that, if an issue of Senior Indebtedness of the Borrower has a Representative, only the Representative may give the notice.

        The Agents in their individual or any other capacities may hold Senior Indebtedness of the Borrower with the same rights they would have if they were not Agents. The Agents shall each be entitled to all the rights set forth in this Section 3 with respect to any Senior Indebtedness of the Borrower which may at any time be held by them, to the same extent as any other holder of such Senior Indebtedness, and nothing in Section 12 shall deprive any Agent of any of their rights as such holder. Nothing in this Section 3 shall apply to claims of, or payments to, any Agent under or pursuant to Section 12.7.

        3.10    Distribution or Notice to Representative.

        Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness of the Borrower, the distribution may be made and the notice may be given to their Representative (if any).

        3.11    Section 3 Not To Prevent Events of Default or Limit Right To Accelerate.

        The failure to make a payment of the Bridge Obligations by reason of any provision in this Section 3 shall not be construed as preventing the occurrence of a Default. Nothing in this Section 3 shall have any effect on the right of the Lenders or the Administrative Agent to accelerate the maturity of the Loans or other Bridge Obligations.

        3.12    Administrative Agent Entitled To Rely.

        Upon any payment or distribution pursuant to this Section 3, the Administrative Agent and the Lenders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 3.2 are pending, (ii) upon a certificate of the liquidating Administrative Agent or agent or other Person making such payment or distribution to the Administrative Agent or to the Lenders or (iii) upon the Representatives for the holders of Senior Indebtedness of the Borrower for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 3. In the event that the Administrative Agent determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of the Borrower to participate in any payment or distribution pursuant to this Section 3, the Administrative Agent may request such Person to furnish evidence to the reasonable satisfaction of the Administrative Agent as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Section 3, and, if such evidence is not furnished, the Administrative Agent may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Section 12 shall be applicable to all actions or omissions of actions by the Administrative Agent pursuant to this Section 3.

        3.13    Administrative Agent To Effectuate Subordination.

        Each Lender authorizes and directs the Administrative Agent on its behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Lenders and the holders of Senior Indebtedness of the Borrower as provided in this Section 3 and appoints the Administrative Agent as attorney-in-fact for any and all such purposes.

        3.14    Administrative Agent Not Fiduciary for Holders of Senior Indebtedness.

        The Administrative Agent shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of the Borrower and shall not be liable to any such holders if it shall mistakenly pay over or distribute to the Lenders or the Borrower or any other Person, money or assets to which any holders of Senior Indebtedness of the Borrower shall be entitled by virtue of this Section 3 or otherwise; provided that this Section 3.14 shall not impair the rights of holders of Senior Indebtedness under this Section 3 as against the Lenders and the Borrower.

        3.15    Reliance by Holders of Senior Indebtedness on Subordination Provisions.

        Each Lender acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Borrower, whether such Senior Indebtedness was created or acquired before or after the Funding Date, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

        3.16    Agents' Compensation Not Prejudiced.

        Nothing in this Section 3 shall apply to amounts due to the Agents pursuant to other sections of this Agreement.

        SECTION 4.    Fees; Voluntary Reduction of Initial Loan Commitments.

        4.1    Fees.

        The Borrower agrees to pay to the Lenders (a) without duplication of any conversion fee described in the Fee Letter, a conversion fee in an aggregate amount equal to 2.5% of the amount of the Loans outstanding on the Initial Maturity Date (as determined immediately prior to the conversion of such Loans to Extended Loans), earned and payable upon the Initial Maturity Date pro rata among the Lenders in accordance with the Dollar Equivalent of the respective principal amounts of their outstanding Loans and (b) any other fees in the amounts and on the dates previously agreed to in writing between the Borrower and the Lead Arrangers.

        4.2    Voluntary Reduction of Initial Loan Commitments.

        Upon at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent's Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Dollar Equivalent of the Commitments of each of the Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least the Dollar Equivalent of $1,000,000 and (c) any such reduction shall not reduce the amount of the commitment fee payable with respect to the initial amount of Total Commitments as previously agreed to in writing.

        SECTION 5.    Payments.

        5.1    Voluntary Prepayments.

        The Borrower shall have the right to prepay the Loans in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) stating (i) its intent to make such prepayment and (ii) the amount of such prepayment including the Applicable Premium, which notice shall be given by the Borrower no later than 10:00 A.M. (Local Time) three Business Days prior to the date of such prepayment; (b) as promptly as practicable after receipt of such notice, the Administrative Agent shall give notice to each Lender of (i) the pro rata amount payable to such Lender in respect of its Loans (with respect to each Lender, such Lender's "Prepayment Amount") and (ii) the expected date of such payment; (c) the Prepayment Amounts payable to the Lenders shall be paid by the Borrower to the Administrative Agent for application pursuant to Section 5.2(b); (d) each partial prepayment of any Loans shall be in an amount that is a multiple of the Dollar Equivalent of $100,000 and in an aggregate principal amount of at least the Dollar Equivalent of $1,000,000; and (e) any prepayment of Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.10.

        5.2    Mandatory Prepayments.

        (a)    Sources of Prepayments.

        On each occasion that a Prepayment Event occurs (but subject to Section 5.2(d) and, with respect to an Asset Sale Prepayment Event only, Section 5.2(c)), the Borrower shall, within one Business Day after the occurrence of such Prepayment Event, notify the Administrative Agent of a pending prepayment of the Loans in an aggregate amount equal to (1) in the case of a Debt Incurrence Prepayment Event, 100% of the Net Proceeds therefrom plus the Applicable Premium, (2) in the case of an Asset Sale Prepayment Event, subject to Section 10.1(b) and (c), 100% of the Net Proceeds therefrom and (3) in the case of an Equity Issuance Prepayment Event, 100% of the Equity Proceeds therefrom plus the Applicable Premium. As promptly as practicable after receipt of such notice, (x) the Administrative Agent shall give notice to each Lender of (i) the pro-rata amount that would be payable to such Lender in respect of its Loans and (ii) the expected date of such payment and (y) Prepayment Amounts payable to the Lenders shall be paid by the Borrower to the Administrative Agent for application pursuant to Section 5.2(b).

        (b)    Application to Loans.

        Upon receipt of the amount payable to the Lenders pursuant to Section 5.1, 5.2(a) or 9.15, the Administrative Agent shall distribute such amount in the following order: First, to the payment of all expenses due and payable to the Agents under Section 13.5; Second, to the payment of all expenses due and payable to the Lenders under Section 13.5, ratably among the Lenders in accordance with the Dollar Equivalent of the aggregate amount of such payments owed to each such Lender; Third, to the payment of interest (other than PIK Interest Amount added to the principal amount of the Extended Loans) then due and payable on the Loans, ratably among the Lenders in accordance with the Dollar Equivalent of the aggregate amount of interest owed to each such Lenders; and Fourth, to the payment of the principal amount of the Loans that is then due and payable, ratably among such Lenders in accordance with the Dollar Equivalent of the aggregate principal amount owed to each such Lender.

        (c)    Application to Senior Indebtedness.

        Notwithstanding anything to the contrary in this Agreement, the Borrower is not obligated to apply Net Proceeds to the prepayment of the Loans to the extent that such Net Proceeds are required to be and are applied pursuant to the Senior Secured Credit Facilities in satisfaction of obligations thereunder.

        (d)    Temporary Investment.

        Pending the final application of any Net Proceeds pursuant to this Section 5.2, the Borrower or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities.

        5.3    Method and Place of Payment.

        (a)   Except as otherwise specifically provided herein, all payments under this Agreement shall be made, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 12:00 noon (Local Time), on the date when due and shall be made (i) in the case of amounts payable in Dollars, in immediately available funds at the Administrative Agent's Office and (ii) in the case of amounts payable in Euro, in immediately available funds at the Administrative Agent's Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or telecopy notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower's account at the Administrative Agent's Office shall constitute the making of such payment to the extent of such funds held in such account. All payments under each Credit

Document (whether of principal, interest or otherwise) shall be made in (i) in the case of the principal of an interest on each Loan, in the currency in which such Loan is denominated, (ii) in the case of any indemnification or expense reimbursement payment, in Dollars or Euro, as requested by the Person entitled to receive such payment and (iii) in all other cases, in Dollars, in each case, except as otherwise expressly provided herein. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 P.M. (Local Time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

        (b)   Any payments under this Agreement that are made later than 2:00 p.m. (Local Time), shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

        5.4    Net Payments; Tax Gross-Up.

        (a)   All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender and (ii) any taxes imposed on the Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not created or organized under the laws of the United States of America or a state thereof (a "Non-U.S. Lender") if such Lender fails to comply with the requirements of paragraph (b) of this Section 5.4. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 5.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

  (b)
  Each Non-U.S. Lender shall:

          (i)    deliver to the Borrower and the Administrative Agent two copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", United States Internal Revenue Service Form W-8BEN, (together with a certificate representing that such Non-U.S.

  Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement;

          (ii)   deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

          (iii)  obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested in writing by the Borrower or the Administrative Agent;

unless, in any such case, any change in treaty, law or regulation, has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(b), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased. Notwithstanding anything to the contrary, no Lender or Participant shall be required to deliver any form or certification that it is not legally able to deliver.

        (c)   The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of U.S. Federal withholding tax pursuant to paragraph (a) above to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Participant that is not an entity organized under the laws of the United States of America or a state thereof (a "Non-U.S. Participant"), on the date such Participant became a Participant hereunder); provided, however, that this clause (i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (y) such assignment, participation or transfer had been requested by the Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender or Non-U.S. Participant to comply with the provisions of paragraph (b) above or (iii) any of the representations or certifications made by a Non-U.S. Lender or Non-U.S. Participant pursuant to paragraph (b) above are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made.

        (d)   If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with the Borrower in challenging such taxes at the Borrower's expense if so requested by the Borrower. If any Lender or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or Administrative Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse Borrower for such amount (together with any interest received thereon) as the Lender or Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required. A Lender or Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither any Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (d) or any other provision of this Section 5.4.

        (e)   Each Lender represents and agrees that, on the date hereof and at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Code and the regulations thereunder) with respect to the Borrowings hereunder unless the Borrower has consented to such arrangement prior thereto.

        5.5    Computations of Interest and Fees.

  (a)
  Interest shall be calculated on the basis of a 360-day year for the actual days elapsed.

        (b)   Fees shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

        5.6    Pro Rata Treatment.

        (a)   Except as required under Section 2.9 or Section 2.10, each Borrowing, each payment or prepayment of principal of the Borrowing or any Loan, each payment of interest on the Loans and each reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with the Dollar Equivalent of their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the Dollar Equivalent of the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender's portion of the Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole Dollar or Euro.

        (b)   Whenever any payment received by the Administrative Agent under this Agreement or any Note or any Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement:

          (i)    if the Administrative Agent has not received a Payment Sharing Notice (or, if the Administrative Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived in accordance with the provisions of this Agreement), subject to Section 3, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: First, to the payment of all expenses due and payable to the Agents under Section 13.5; Second, to the payment of all expenses due and payable to the Lenders under Section 13.5, ratably among the Lenders in accordance with the Dollar Equivalent of the aggregate amount of such payments owed to each such Lender; Third, to the payment of interest then due and payable on the Loans ratably among the Lenders in accordance with the Dollar Equivalent of the aggregate amount of interest owed to each such Lender; and Fourth, to the payment of the principal amount of the Loans that is then due and payable, ratably among the Lenders in accordance with the Dollar Equivalent of the aggregate principal amount owed to each such Lender; or

          (ii)   if the Administrative Agent has received a Payment Sharing Notice that remains in effect, all payments received by the Administrative Agent under this Agreement or any Note shall, subject to Section 3, be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: First, to the payment of all expenses due and payable to the Agents under Section 13.5; Second, to the payment of all expenses due and payable to the Lenders under Section 13.5, ratably among the Lenders in accordance with the Dollar Equivalent of the aggregate amount of such payments owed to each such Lender; Third, to the payment of the interest (other than PIK Interest Amount added to the principal amount of the Extended Loans) accrued on all Loans, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the Dollar Equivalent of the aggregate accrued interest plus the Dollar Equivalent of the aggregate principal amount owed to such Lender; and Fourth, to the payment of the principal amount of all Loans, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the Dollar Equivalent of the aggregate principal amount owed to such Lender.

        5.7    Use of Proceeds.

        The proceeds of the Loans shall be available (and the Borrower agrees that it shall use such proceeds) solely to finance a portion of the purchase price under the Acquisition Agreement, to refinance certain existing indebtedness of the Borrower and the Target Business and to pay fees, costs and expenses related to the Transactions.

        SECTION 6.    Conditions Precedent to Borrowing of Initial Loans.

        Subject to Section 6.2, the Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent:

        6.1    Credit Documents.

        The Administrative Agent shall have received (a) this Agreement, executed and delivered by a duly authorized officer of each of the Borrower, the Agents and each Lender, (b) the Guarantee Agreements, executed and delivered by a duly authorized officer of each Guarantor and (c) to the extent requested by any Lender, a Note payable to such Lender, executed and delivered by a duly authorized officer of the Borrower.

        6.2    Certain Funding Basis.

        Once each of the conditions precedent set forth in Section 6.1(a), 6.6 and 6.7 shall have been satisfied and if the condition precedent set forth Section 6.8 shall be satisfied contemporaneously with the initial Borrowings hereunder, the Lenders shall only be entitled to (a) decline to make available any Loan or (b) exercise any right to cancel or terminate any Commitment if any of the following events, circumstances or conditions shall be present:

          (i)    any failure of any condition precedent set forth in Section 6.1(b), 6.4, 6.11, 6.12, 6.13 or 6.14 to be satisfied to the extent that such condition relates directly to (x) the Borrower or (y) any Restricted Subsidiary that is a member of the Rockwood Group that is legally able to satisfy such condition, provided that, in the case of this clause (y), each Restricted Subsidiary that is a member of the Rockwood Group shall have used reasonable efforts to avoid any such legal prohibition;

          (ii)   any default of any covenant in the first sentence of Section 9.16;

          (iii)  any event described in Section 11(e) or (f) shall occur with respect to the Borrower;

          (iv)  the Borrower shall fail to pay any amounts due and payable under this Agreement, any other Credit Document or the Fee Letter;

          (v)   any Credit Document or any material provision thereof shall cease to be in full force and effect with respect to the Borrower or any Restricted Subsidiary that is a member of the Rockwood Group (other than (x) pursuant to the terms hereof or thereof, (y) as a result of acts or omissions of the Administrative Agent or any Lender or (z) as a result of any legal prohibition affecting any Restricted Subsidiary that is a member of the Rockwood Group; provided that, in the case of this clause (z), each Restricted Subsidiary that is a member of the Rockwood Group shall have used reasonable efforts to avoid any such legal prohibition) or any of the Borrower or any Restricted Subsidiary that is a member of the Rockwood Group shall deny or disaffirm in writing its obligations under any Credit Document (other than pursuant to the terms hereof or thereof);

          (vi)  any breach by the Borrower (with respect to itself) or by any Restricted Subsidiary that is a member of the Rockwood Group (other than, in the case of any Restricted Subsidiary that is a member of the Rockwood Group, as a result of any legal prohibition affecting such Restricted Subsidiary; provided that such Restricted Subsidiary shall have used reasonable efforts to avoid any legal prohibition) of any covenant in Section 10.2, 10.3 or 10.4; or

          (vii) any breach by the Borrower (with respect to itself) or by any Restricted Subsidiary that is a member of the Rockwood Group (other than, in the case of any Restricted Subsidiary that is a member of the Rockwood Group, as a result of any legal prohibition affecting such Restricted Subsidiary; provided that, such Restricted Subsidiary shall have used reasonable efforts to avoid any legal prohibition) of any representation or warranty in Section 8.1 or 8.2.

Further, the Lenders shall not be entitled to exercise any right of set-off against the proceeds of the Loans. Notwithstanding the foregoing, if any condition precedent to the initial Borrowing set forth in Section 6 of this Agreement is not satisfied but as a result of the foregoing provisions of this Section 6.2 the Lenders are nonetheless required to make Loans on the Funding Date, there shall be, subject to Section 7, an Event of Default under Section 11 on the day following the Closing Date and all rights and remedies shall be available to the Lenders to the extent they would have been available but for this Section 6.2 (even though they were not available prior to such date).

        6.3    [Intentionally Omitted.]

        6.4    Legal Opinions.

        The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of (a) Thomas J. Riordan, General Counsel to the Borrower, substantially in the form of Exhibit D-1 and (b) Simpson Thacher & Bartlett LLP, special New York counsel to the Borrower, substantially in the form of Exhibit D-2, and the Borrower hereby instructs such counsel to deliver such legal opinions.

        6.5    No Default.

        Subject to Sections 6.2 and 7, after giving effect to the Acquisition and the other Transactions, no Default or Event of Default shall have occurred and be continuing.

        6.6    Receipt of Senior Term Loans.

        Gross proceeds of not less than $985,000,000 and €389,741,010.81 from borrowings of the Senior Term Loans shall have been deposited on the Funding Date in the RSGI Dollar Debt Escrow Account, the RSGI Euro Debt Escrow Account and the UK Borrower Debt Escrow Account, respectively, to be held by the Financing Escrow Agent pursuant to the terms of the Financing Escrow Agreement.

        6.7    Equity Contribution and Acquisition; Escrow Agreements.

        The Equity Contribution shall have been made and the full amount of the proceeds thereof shall have been deposited on the Funding Date in escrow accounts held by the Financing Escrow Agent pursuant to the terms of the Financing Escrow Agreement. The full amount of the proceeds of the Dollar Loans shall be deposited on the Funding Date in the RSGI Dollar Debt Escrow Account to be held by the Financing Escrow Agent pursuant to the terms of the Financing Escrow Agreement and the full amount of the proceeds of the Foreign Currency Loans shall be deposited on the Funding Date in the RSGI Euro Debt Escrow Account to be held by the Financing Escrow Agent pursuant to the terms of the Financing Escrow Agreement. The Administrative Agent shall have received the Financing Escrow Agreement, executed and delivered by a duly authorized officer of each Person party thereto, which shall provide, among other things, that as a condition precedent to the release of all funds held in the RSGI Dollar Debt Escrow Account, the RSGI Euro Debt Escrow Account and the UK Borrower Debt Escrow Account, the Acquisition shall have been, or simultaneously with the initial release of funds thereunder shall be, consummated in accordance in all material respects with applicable law and the Acquisition Agreement without any amendment or waiver of any provision relating to conditionality to closing thereunder. The Administrative Agent shall have received the Acquisition Escrow Agreement executed and delivered by a duly authorized officer of each Person party thereto.

        6.8    Fees.

        The fees in the amounts previously agreed in writing by the Agents and the Lenders to be received by the Lenders on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel to the Administrative Agent) for which invoices have been presented on or prior to the Funding Date shall, in each case, have been deposited on the Funding Date in an escrow account held by the Financing Escrow Agent on behalf and for the account of the Administrative Agent (or its nominee) pursuant to the terms of the Financing Escrow Agreement.

        6.9    Notice of Borrowing.

        Prior to the making of the Initial Loans, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

        6.10    Representations and Warranties.

        Subject to Sections 6.2 and 7, on the Funding Date the representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall have been true and correct in all material respects as of such earlier date), it being understood that no such representation or warranty made on the Funding Date shall be deemed to be not true and correct solely as a result of the fact that the Funding Date shall not occur simultaneously with the Closing Date.

        6.11    Closing Certificates.

        The Administrative Agent shall have received a certificate of each Credit Party, dated the Funding Date, substantially in the form of Exhibit F, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 6.12 and 6.13.

        6.12    Corporate Proceedings of Each Credit Party.

        The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors (or equivalent governing body) of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder.

        6.13    Corporate Documents.

        The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Credit Party.

        6.14    Patriot Act.

        The Administrative Agent shall have received, at least five Business Days prior to the Funding Date, all documents and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act and requested by the Administrative Agent at least ten Business Days prior to the Funding Date.

        SECTION 7.    Clean-Up Period.

        From the period from the Funding Date until the date which falls (a) 25 days after the Funding Date, in the case of circumstances affecting the Borrower and any Subsidiary that is a member of the Rockwood Group or (b) 90 days after the Funding Date, in the case of circumstances affecting any other Subsidiary (such period described in clauses (a) and (b), the "Clean-Up Period"), a breach of representation or warranty or a breach of covenant or a Default or an Event of Default hereunder shall not be deemed to be a breach of representation or warranty or a breach of covenant or a Default or an Event of Default hereunder, as the case may be, if and for so long as, during such Clean-Up

Period, the circumstances giving rise to the relevant breach of representation or warranty or breach of covenant or Default or Event of Default:

          (i)    are capable of being cured and, if Holdings, the Borrower or (after the date that is 30 days after the Funding Date) any Restricted Subsidiary is aware of the relevant circumstances at the time and there exists no legal prohibition affecting any Restricted Subsidiary which would prevent such cure, reasonable efforts are being made to cure the same;

          (ii)   have not been procured by or approved by Holdings, the Borrower or (if arising after the date that is 30 days after the Funding Date) any Restricted Subsidiary unless such Restricted Subsidiary was legally bound to take such action; and

          (iii)  do not have a Material Adverse Effect;

provided that if the relevant circumstances are continuing at the end of the applicable Clean-Up Period there shall be a breach of representation or warranty, breach of covenant, Default or Event of Default, as the case may be, on such date.

        SECTION 8.    Representations, Warranties and Agreements.

        In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

        8.1    Corporate Status.

        Each of the Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

        8.2    Corporate Power and Authority.

        Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to general principles of equity.

        8.3    No Violation.

        Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Acquisition and the other transactions contemplated thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of the Restricted Subsidiaries pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or

(c) violate any provision of the certificate of incorporation or By-Laws of the Borrower or any of the Restricted Subsidiaries.

        8.4    Litigation.

        There are no actions, suits or proceedings (including, without limitation, Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to any of the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

        8.5    Margin Regulations.

        Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

        8.6    Governmental Approvals.

        No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except any of the foregoing the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

        8.7    Investment Company Act.

        The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        8.8    True and Complete Disclosure.

        (a)   None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by the Borrower, any of its Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Funding Date (including, without limitation, (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

        (b)   The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

        8.9    Financial Condition; Financial Statements

        The (a) unaudited and audited historical consolidated financial information of the Borrower as set forth in the Confidential Information Memorandum, (b) audited financial statements of the Target Business for each of the fiscal years ended September 30, 2001 and September 30, 2002, the three months ended December 31, 2002 and the twelve months ended December 31, 2003 and (c) audited balance sheet of the Borrower and the related audited statements of operations and cash flows (in each case to be provided pursuant to Section 9.1 (a) and (b)), in each case present or will, when provided, present fairly in all material respects the combined financial position of each of the Borrower and the Target Business (as applicable) at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The audited financial statements referred to in this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. There has been no Material Adverse Change since December 31, 2003, other than solely as a result of changes in general economic conditions.

        8.10    Tax Returns and Payments.

        Each of the Borrower and its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent or contested in good faith. Each of the Borrower and its Subsidiaries has paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.

        To the extent that any breach of any of the representations or warranties in this Section 8.10 relates to a period, event or action prior to the Closing Date in respect of which the Borrower and/or the Restricted Subsidiaries are indemnified to the extent of the breach by the Sellers or the Original Seller pursuant to the Acquisition Agreement or the Original Purchase Agreement, there shall be deemed to be no breach thereof, provided that such a breach will exist if the Sellers or the Original Seller, as applicable, do not satisfy their indemnification obligations to the extent and in respect of the circumstances giving rise to such breach within a reasonable time of being notified by the Borrower and/or the Restricted Subsidiaries of such circumstances (such Persons hereby agreeing to so notify the Sellers or the Original Seller, as applicable, promptly of such circumstances).

        8.11    Compliance with ERISA.

        Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of the Borrower, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of any of the Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrower contained in the Confidential Information Memorandum. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower. To the extent that any breach of any of the representations or warranties in this Section 8.11 relates to a period, event or action prior to the Closing Date in respect of which the Borrower and/or the Restricted Subsidiaries are indemnified to the extent of the breach by the Sellers or the Original Seller pursuant to the Acquisition Agreement or the Original Purchase Agreement there shall be deemed to be no breach thereof, provided, that such a breach will exist if the Sellers or the Original Seller, as applicable, do not satisfy their indemnification obligations to the extent and in respect of the circumstances giving rise to such breach within a reasonable time of being notified by the Borrower and/or the Restricted Subsidiaries of such circumstances (such Persons hereby agreeing to so notify the Sellers or the Original Seller, as applicable, promptly of such circumstances).

        8.12    Subsidiaries.

        Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Funding Date (after giving effect to the Acquisition). To the knowledge of the Borrower, after due enquiry, each Material Subsidiary as of the Funding Date (after giving effect to the Acquisition) has been so designated on Schedule 8.12.

        8.13    Patents, etc.

        The Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

        8.14    Environmental Laws.

        (a)   Except as could not reasonably be expected to have a Material Adverse Effect: (i) each of the Borrower and its Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Borrower and each of its Subsidiaries are currently doing business (including, without limitation, having obtained all material permits required under Environmental Laws); (ii) the Borrower will comply and cause each of its Subsidiaries to comply with all such Environmental Laws (including, without limitation, all permits required under Environmental Laws); and (iii) none of the Borrower nor any of its Subsidiaries has become subject to any Environmental Claim or any other liability under any Environmental Law.

        (b)   None of the Borrower or any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

        8.15    Properties.

        Each of the Borrower and its Subsidiaries has good title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

        SECTION 9.    Affirmative Covenants.

        The Borrower hereby covenants and agrees that on the Funding Date and thereafter, for so long as this Agreement is in effect until the Commitments have terminated and the Loans together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

        9.1    Information Covenants.

        The Borrower will furnish to each Lender and the Administrative Agent:

        (a)   Annual Financial Statements.

        As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheet of (i) the Borrower and the Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, in each case as at the end of such fiscal year prepared in accordance with GAAP, and the related consolidated statement of operations and cash flows for such fiscal year, each prepared in accordance with GAAP, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries as a going concern.

        (b)   Quarterly Financial Statements.

        As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period) the consolidated balance sheet of (i) the Borrower and the Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, in each case as at the end of such quarterly period, and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of such quarterly period in the prior fiscal year and each prepared in accordance with GAAP, all of which shall be certified by an Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

        (c)   Budgets.

        Within 60 days after the commencement of each fiscal year of the Borrower, consolidated budgets of the Borrower and its Restricted Subsidiaries in reasonable detail for the fiscal year as customarily prepared by management of the Borrower for their internal use, setting forth the principal assumptions upon which such budgets are based.

        (d)   Officer's Certificates.

        At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Officer of the Borrower to the effect that no Default or Event of Default, exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Funding Date or the most recent fiscal year or period, as the case may be.

        (e)   Notice of Default or Litigation.

        Promptly after an Officer of any of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

        (f)    Environmental Matters.

        The Borrower will promptly advise the Lenders in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

              (i)  any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate (as defined below);

             (ii)  any condition or occurrence on any Real Estate that (x) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate;

            (iii)  any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

            (iv)  the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

        All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term "Real Estate" shall mean land, buildings and improvements owned or leased by the Borrower or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

        (g)   Other Information.

        Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Government Authority in any relevant jurisdiction by the Borrower or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of its Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of its Subsidiaries (in each case whether publicly issued or not) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

        9.2    Books, Records and Inspections.

        The Borrower will, and will cause each of the Borrower's Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever's possession to the extent that it is within such party's control to permit such inspection, and to examine the books of account of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

        9.3    Maintenance of Insurance.

        The Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

        9.4    Payment of Taxes.

        The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries, provided that none of the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

        9.5    Consolidated Corporate Franchises.

        The Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.1, 10.5 or the definition of "Permitted Investment."

        9.6    Compliance with Statutes, Obligations, etc.

        The Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

        9.7    ERISA.

        Promptly after any of the Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to each of the Lenders a certificate of an Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant's benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has failed to make a required instalment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

        9.8    Good Repair.

        The Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever's possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

        9.9    End of Fiscal Years; Fiscal Quarters.

        The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries', fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries', fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower's past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the

Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

        9.10    Additional Guarantors.

        The Borrower will cause each Domestic Subsidiary who guarantees the Obligations of the Borrower under the Senior Secured Credit Facilities to become a Guarantor hereunder.

        9.11    Use of Proceeds.

        The Borrower will use the proceeds of all Loans for the purposes set forth in Section 5.7.

        9.12    Changes in Business.

        The Borrower and its Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Subsidiaries, taken as a whole, on the Funding Date and other business activities incidental or related to any of the foregoing.

        9.13    [Intentionally Omitted].

        9.14    [Intentionally Omitted].

        9.15    Change of Control.

        (a)   Upon a Change of Control, the Borrower shall prepay each Lender's Loans at par (if such Change of Control occurs on or prior to the Initial Maturity Date) or at 101% of par (if such Change of Control occurs thereafter), plus accrued and unpaid interest, if any, to the date of prepayment (the "Change of Control Payment"), in accordance with the terms contemplated in this Section 9.15.

        (b)   Prior to complying with the provisions of this Section 9.15, but in any event within 30 days following a Change of Control, the Borrower shall either repay all outstanding Indebtedness under the Senior Secured Credit Facilities or obtain the requisite consents, if any, under the Senior Secured Credit Facilities necessary to permit the prepayment of the Loans and Notes required by this Section 9.15, provided that the failure to repay such Indebtedness or obtain such consent shall not affect the obligation of the Borrower pursuant to subsection 9.15(a).

        (c)   The Borrower shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the prepayment of the Loans pursuant to a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 9.15, the Borrower shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Section 9.15 by virtue thereof.

        9.16    Acquisition Agreement.

         The Borrower and any applicable Restricted Subsidiary shall not amend or waive any of the terms of the Acquisition Agreement in any way that would reasonably be expected to be materially adverse to the interests of the Lenders. The Borrower and any applicable Restricted Subsidiary shall consult with the Agents in connection with any litigation or arbitration proceeding to which it is a party involving the Acquisition Agreement.

        SECTION 10.    Negative Covenants.

         The Borrower hereby covenants and agrees that on the Funding Date and thereafter, for so long as this Agreement is in effect and until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder are paid in full:

        10.1    Limitation on Asset Sales.

        (a)   The Borrower will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless (x) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of and (y) except for any Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of (a) any liabilities (as shown on the Borrower's, or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Loans), that are assumed by the transferee of any such assets and for which the Borrower and all Restricted Subsidiaries have been validly released by all creditors in writing, (b) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (c) any Designated Non-cash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 7.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision and for no other purpose.

        (b)   Within 365 days after the Borrower's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary, at its option, may, apply the Net Proceeds from such Asset Sale:

          (i)    to permanently reduce: (A) Obligations under the Senior Secured Credit Facilities (and to correspondingly reduce commitments with respect thereto), (B) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto) or (C) Indebtedness of a Restricted Subsidiary which is not a Guarantor, other than Indebtedness owed to the Borrower or another Restricted Subsidiary,

          (ii)   to an investment in (A) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other assets, in each of (A), (B) and (C), used or useful in a Similar Business, and/or

          (iii)  to an investment in (A) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Borrower or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) other assets that, in each of (A), (B) and (C) replace the businesses, properties and assets that are the subject of such Asset Sale;

provided that, any portion of such proceeds that has not been so reinvested within such one-year period pursuant to clauses (ii) or (iii) above shall (x) be deemed to be Net Proceeds of an Asset Sale occurring on the last day of such one-year period and (y) be applied to the repayment of Loans and other pari passu Indebtedness ratably, in accordance with Sections 10.1(c) and 5.2(a); and provided further that, for purposes of the preceding proviso, such one-year period shall be extended by up to twelve months (or, if less, extended by up to the shortest period of time in excess of one year that such a reinvestment period exists pursuant to, or may be extended under the terms of, any instrument governing any publicly offered or privately placed Indebtedness of the Parent Companies or the Borrower) from the last day of such one-year period so long as (A) such proceeds are to be reinvested within such additional twelve-month period under the Borrower's business plan as most recently adopted in good faith by its Board of Directors and (B) the Borrower believes in good faith that such proceeds will be so reinvested within such additional twelve-month period.

        (c)   Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 10.1(b) shall be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Borrower shall make an offer to all Lenders and, if required by the terms of any pari passu Indebtedness, to the holders of such pari passu Indebtedness (an "Asset Sale Offer") to prepay or purchase the maximum principal amount of the Loans and such pari passu Indebtedness that is an integral multiple of $1,000, that may be prepaid or purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Agreement. The Borrower shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of this Agreement, with a copy to the Administrative Agent. To the extent that the aggregate amount of the Loans and such pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. If the aggregate principal amount of the Loans or the pari passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Borrower shall select the Loans and such pari passu Indebtedness to be prepaid or purchased on a pro rata basis based on the accreted value or principal amount of the Loans or such pari passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        (d)   Pending the final application of any Net Proceeds pursuant to this Section 10.1, the Borrower or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement.

        (e)   Notices of prepayment, purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder to be prepaid at such Holder's registered address. If any Loan is to be prepaid in part only, any notice of prepayment, purchase or redemption that relates to such Loans shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        (f)    A new Note in principal amount equal to the unpurchased or unredeemed portion of any Note prepaid in part shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the prepayment, unless the Borrower defaults in payment of the purchase or redemption price, interest shall cease to accrue on Notes or portions thereof purchased or called for redemption.

        10.2    Limitation on Restricted Payments.

        (a)   The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Borrower's or any Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities); (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, including in connection with any merger or consolidation; (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clauses (b)(vii) and (b)(viii) of Section 10.3 or (y) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments") unless at the time of such Restricted Payment:

          (A)  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (B)  immediately after giving effect to such transaction on a pro forma basis, the Borrower could incur at least $1.00 of additional Indebtedness under Section 10.3(a); and

          (C)  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after July 23, 2003 (including Restricted Payments permitted by clauses (b)(i), (b)(ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (B) thereof only), (b)(iv) (only to the extent that amounts could have been paid pursuant to such clause if $7.5 million and $15.0 million were substituted in such clause for $15.0 million and $30.0 million, respectively), (b)(v), (b)(vi)(A) and (C) and (b)(ix) below, but excluding all other Restricted Payments permitted by clause (b) below, is less than the sum, without duplication, of:

            (1)   50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after July 23, 2003, to the end of the Borrower's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

            (2)   100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Borrower's Board of Directors, of marketable securities received by the Borrower since immediately after July 23, 2003 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 10.3(b)(xiii)) from the issue or sale of:

              (x)   Equity Interests of the Borrower, including Retired Capital Stock, but excluding cash proceeds and marketable securities received from the sale of (A) Equity Interests to members of management, directors or consultants of the Borrower, any direct or indirect parent corporation of the Borrower and the Borrower's Subsidiaries after July 23, 2003 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (b)(iv) below and (B) Designated Preferred Stock, and to the extent actually contributed to the Borrower, Equity Interests of the Borrower's direct or indirect parent corporations (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such corporations), or

              (y)   debt securities of the Borrower that have been converted into such Equity Interests of the Borrower;

    provided, however, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests or converted debt securities of the Borrower sold to a Restricted Subsidiary or the Borrower, as the case may be, (c) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (d) Excluded Contributions, plus

            (3)   100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Borrower, of marketable securities contributed to the capital of the Borrower following July 23, 2003 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 10.3(b)(xiii)) (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

            (4)   100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Borrower, of marketable securities received by means of,

              (A)  the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Borrower and its Restricted Subsidiaries, or

              (B)  the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (b)(vii) or (b)(x) below or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

            (5)   in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Borrower's Board of Directors in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25.0 million, in writing by an independent investment banking firm of nationally recognized standing, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (b)(vii) or (b)(x) below or to the extent such Investment constituted a Permitted Investment.

        (b)   The foregoing provisions will not prohibit:

          (i)    the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

          (ii)   (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of the Borrower, or any Equity Interests of any direct or indirect parent corporation of the Borrower, in exchange for, or out of proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower (in each case, other than Disqualified Stock) ("Refunding Capital Stock") and (B) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) below, the declaration and payment of dividends on the Refunding Capital Stock (other than any Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent corporation of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

          (iii)  the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower, which is incurred in compliance with Section 10.3 so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired), (B) such Indebtedness is subordinated to Senior Indebtedness and the Loans at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

          (iv)  a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Borrower or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent corporations pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year $15.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30.0 million in any calendar year); and provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any of the Borrower's direct or indirect parent corporations, in each case to members of management, directors or consultants of the Borrower, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after July 23, 2003, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 10.2(a)(C) plus(B) the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after July 23, 2003 less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (iv); and provided further that cancellation of Indebtedness owing to the Borrower from members of management of the Borrower, any of its direct or indirect parent corporations or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower or any of its direct or indirect parent corporations will not be deemed to constitute a Restricted Payment for purposes of this Section 10.2 or any other provision of this Agreement;

          (v)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary issued in accordance with Section 10.3 to the extent such dividends are included in the definition of "Fixed Charges";

          (vi)  (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Closing Date;

          (B)  the declaration and payment of dividends to a direct or indirect parent corporation of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Closing Date, provided that the amount of dividends paid pursuant to this clause (vi)(B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock, or

          (C)  the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) above;

  provided, however, in the case of each of (A), (B) and (C) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

          (vii) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $75.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (viii) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

          (ix)  the payment of dividends on the Borrower's Common Stock following the first public offering of the Borrower's Common Stock or the Common Stock of any of its direct or indirect parent corporations after the Closing Date of up to 6% per annum of the net proceeds received by or contributed to the Borrower in such public offering, other than public offerings with respect to the Borrower's Common Stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

          (x)   Investments that are made with Excluded Contributions;

          (xi)  other Restricted Payments in an aggregate amount not to exceed $75.0 million;

          (xii) the declaration and payment of dividends by the Borrower to, or the making of loans to, its parent corporation in amounts required for each of their respective direct or indirect parent corporations to pay

            (A)  franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

            (B)  federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and the Restricted Subsidiaries (and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries),

            (C)  customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent corporation of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, and

            (D)  general corporate overhead expenses of any direct or indirect parent corporation of the Borrower to the extent such expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

          (xiii) distributions or payments of Receivables Fees;

          (xiv) cash dividends or other distributions on the Borrower's or any Restricted Subsidiary's Capital Stock used to fund the payment of fees and expenses incurred in connection with the Transactions or owed to Affiliates, in each case, to the extent permitted by Section 10.6;

          (xv) the payment of dividends or distributions to Holdings to be applied to fund cash interest payments on the Senior Discount Notes commencing August 15, 2007 in accordance with the terms of the Senior Discount Notes on the Closing Date; and

          (xvi) the payment of dividends or distributions to Holdings in an amount equal to the July 2003 Equity Contribution for the purpose of repaying Indebtedness of any of the Parent Companies; provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of the declaration of such dividends or distributions, after giving effect to such declaration on a pro forma basis, the Borrower and Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.50 to 1.00;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (v) through (vii), clause (xi) and clauses (xv) and (xvi) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        (c)   As of the Funding Date, all of the Borrower's Subsidiaries will be Restricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of "Unrestricted Subsidiary". For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investment". Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 10.2(a) or under clause (vii), (x) or (xi) of Section 10.2(b)), and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

        10.3    Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock.

        (a)   The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur" and collectively, an "incurrence") with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio for the Borrower's and the Restricted Subsidiaries' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the Loans shall not exceed $150.0 million at any one time outstanding;

        (b)   The foregoing limitations will not apply to:

          (i)    the existence of Indebtedness under the Credit Facilities on the Closing Date together with the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness under the Credit Facilities and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $2.05 billion outstanding at any one time; provided, however that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause 10.3(b)(i) may not exceed $300.0 million outstanding at any one time;

          (ii)   the incurrence by the Borrower and the Guarantors of Indebtedness represented by the Loans (including the Guarantees);

          (iii)  Existing Indebtedness (other than Indebtedness described in clauses (i) and (ii));

          (iv)  Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Borrower or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (iv) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (iv), does not exceed the greater of (x) $150.0 million and (y) 4.0% of Total Assets;

          (v)   Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (vi)  Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and any Restricted Subsidiary in connection with such disposition;

          (vii) Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a non-Guarantor is subordinated in right of payment to the Loans to at least the same extent as the Loans are subordinated to Senior Indebtedness; and provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (viii) Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that (A) any such Indebtedness is made pursuant to an intercompany note and (B) if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor to at least the same extent as such Guarantor's Guarantee is subordinated to Senior Indebtedness; and provided further that any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (ix)  shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

          (x)   Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting (A) interest rate risk with respect to any Permitted Indebtedness, (B) exchange rate risk with respect to any currency exchange or (C) commodity risk;

          (xi)  obligations in respect of performance and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business;

          (xii) Indebtedness of any Guarantor in respect of such Guarantor's Guarantee;

          (xiii) Indebtedness, Disqualified Stock and Preferred Stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xiii), does not at any one time outstanding exceed the sum of:

            (A)  $250.0 million, and

            (B)  100% of the net cash proceeds received by the Borrower since immediately after July 23, 2003 from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with clauses (C)(2) and (C)(3) of Section 10.2(a) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to Section 10.2(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (i) and (iii) of the definition thereof), provided further, however, that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (xiii) may not exceed $150.0 million outstanding at any one time (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xiii) shall cease to be deemed incurred or outstanding for purposes of this clause (xiii) but shall be deemed incurred for the purposes of Section 10.3(a) from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 10.3(a) without reliance on this clause (xiii));

          (xiv) (A) any guarantee by the Borrower or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement, or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower provided that such guarantee is incurred in accordance with Section 10.9;

          (xv) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under Section 10.3(a) and Sections 10.3(b)(ii), (b)(iii), this clause (b)(xv) and (b)(xvi) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness (I) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced, (II) to the extent such Refinancing Indebtedness refinances (x) Indebtedness subordinated or pari passu to the Loans or any Guarantee of the Loans, such Refinancing Indebtedness is subordinated or pari passu to the Loans or such Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and (III) shall not include (A) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower, (B) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor, or (C) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (I) above of this clause (xv) shall not apply to any refunding or refinancing of any Senior Indebtedness; and

          (xvi) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that such Indebtedness is not incurred or Disqualified Stock or Preferred Stock is not issued in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition or merger, either:

            (A)  the Borrower would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.3(a), or

            (B)  the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition or merger.

        (c)   For purposes of determining compliance with this Section 10.3, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xvi) above or is entitled to be incurred pursuant to Section 10.3(a), the Borrower shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 10.3 and such item of Indebtedness, Disqualified Stock or Preferred Stock shall be treated as having been incurred pursuant to only one of such clauses of Section 10.3(b) or pursuant to Section 10.3(a) except as otherwise set forth in clause (xiii) of Section 10.3(b). Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 10.3.

        (d)   For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded, such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        (e)   The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        10.4    Liens.

        The Borrower will not, and will not permit any of the Guarantors to, directly or indirectly create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Senior Subordinated Indebtedness or Subordinated Indebtedness on any asset or property of the Borrower or such Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Loans (or the Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with (or senior to, in the event the Lien relates to Subordinated Indebtedness) the obligations so secured or until such time as such obligations are no longer secured by a Lien.

        10.5    Borrower and Subsidiary Guarantors May Consolidate, Etc. Only on Certain Terms.

        (a)   The Borrower may not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

          (i)    the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the "Successor Company");

          (ii)   the Successor Company, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement and the Loans pursuant to an agreement or other documents or instruments in form reasonably satisfactory to the Administrative Agent;

          (iii)  immediately after such transaction no Default or Event of Default exists;

          (iv)  immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

            (A)  the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 10.3(a) or

            (B)  the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such Ratio for the Borrower and the Restricted Subsidiaries immediately prior to such transaction;

          (v)   each Guarantor, unless it is the other party to the transactions described above, in which case clause (b) below shall apply, shall have confirmed in writing that its Guarantee shall apply to such Person's obligations under this Agreement and the Loans; and

          (vi)  the Borrower shall have delivered to the Administrative Agent an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental agreement, if any, comply with this Agreement.

        The Successor Company shall succeed to, and be substituted for, the Borrower under this Agreement and the Loans. Notwithstanding clauses (iii) and (iv) above,

            (A)  any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower, and

            (B)  the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Guarantor or the Borrower in another State of the United States so long as the amount of Indebtedness of the Borrower and the Restricted Subsidiaries is not increased thereby.

        (b)   Subject to Section 10.9(b), each Guarantor shall not, and the Borrower shall not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

            (A)    (1) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Person");

            (2)   the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Agreement and such Guarantor's Guarantee pursuant to a supplemental agreement or other documents or instruments in form reasonably satisfactory to the Administrative Agent;

            (3)   immediately after such transaction no Default or Event of Default exists; and

            (4)   the Borrower shall have delivered to the Administrative Agent an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental agreement, if any, comply with this Agreement; or

            (B)    (1) the transaction is made in compliance with Sections 10.1 and, to the extent applicable, 5.2; and

            (2)   if the Successor Person is a Restricted Subsidiary (other than such Guarantor or a Designated Non-Guarantor Joint Venture), the Successor Person expressly assumes all the obligations of such Guarantor under this Agreement and such Guarantor's Guarantee pursuant to supplemental agreements or other documents or instruments in form reasonably satisfactory to the Administrative Agent; provided, however, that if the Successor Person is a Designated Non-Guarantor Joint Venture, all the obligations of such Guarantor under this Agreement and such Guarantor's Guarantee will be required to be expressly assumed by such Designated Non-Guarantor Joint Venture only if, immediately after giving effect to such transaction or transactions on a pro forma basis, (i) a Default or Event of Default would then exist and be continuing or (ii) the total assets (excluding intercompany assets) of such Guarantor, valued immediately prior to such transaction, together with any assets (excluding intercompany assets) previously transferred to any Designated Non-Guarantor Joint Venture by any other Guarantor, valued at the time such assets were transferred to such Designated Non-Guarantor Joint Ventures, would exceed 10.0% of Total Assets (excluding intercompany assets) prior to the most recent proposed transfer.

        Subject to Section 10.9(b) hereof, the Successor Person shall succeed to, and be substituted for, such Guarantor under this Agreement and such Guarantor's Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Borrower.

        (c)   Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the assets of the Borrower or any Guarantor in accordance with Sections 10.5(a) and (b) hereof, the successor Person formed by such consolidation or into which the Borrower or such Guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower or such Guarantor, as the case may be, under this Agreement and/or the Guarantees, as the case may be, with the same effect as if such successor Person had been named as the Borrower or such Guarantor, as the case may be, herein and/or the Guarantees, as the case may be. When a successor Person assumes all obligations of its predecessor hereunder, the Loans or the Guarantees, as the case may be, such predecessor shall be released from all obligations; provided that in the event of a transfer or lease, the predecessor shall not be released from the payment of principal and interest or other obligations on the Loans or the Guarantees, as the case may be.

        10.6    Transactions with Affiliates.

        (a)   The Borrower will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their respective properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $5.0 million, unless (i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person and (ii) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution adopted by the majority of the Board of Directors of the Borrower approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above.

        (b)   The foregoing provisions will not apply to the following:

          (i)    transactions between or among the Borrower and/or any Restricted Subsidiaries;

          (ii)   Restricted Payments permitted by the provisions of this Agreement described in Section 10.2 and the definition of "Permitted Investment";

          (iii)  the payment of customary annual management, consulting, monitoring and advisory fees and related expenses to the Sponsors and their respective Affiliates;

          (iv)  the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Borrower, any of its direct or indirect parent corporations or any Restricted Subsidiary;

          (v)   payments by the Borrower or any Restricted Subsidiary to the Sponsors and their respective Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Borrower in good faith;

          (vi)  transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of the preceding paragraph;

          (vii) payments or loans (or cancellations of loans) to employees or consultants of the Borrower or any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Borrower in good faith;

          (viii) any agreement as in effect as of the Closing Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect);

          (ix)  the existence of, or the performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders in any material respect;

          (x)   the Transactions and the payment of all fees and expenses related to the Transactions;

          (xi)  transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (xii) the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Permitted Holder; and

          (xiii) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

        10.7    Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

        The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

        (a)    (i) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;

        (b)   make loans or advances to the Borrower or any Restricted Subsidiary; or

        (c)   sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary, except (in each case) for such encumbrances or restrictions existing under or by reason of:

          (i)    contractual encumbrances or restrictions in effect on the Closing Date, including, without limitation, pursuant to the Senior Secured Credit Facilities and their related documentation;

          (ii)   this Agreement and the Loans;

          (iii)  purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

          (iv)  applicable law or any applicable rule, regulation or order;

          (v)   any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (vi)  contracts for the sale of assets, including, without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

          (vii) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.3 and 10.4 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

          (viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (ix)  other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Section 10.3;

          (x)   customary provisions in joint venture agreements and other similar agreements;

          (xi)  customary provisions contained in leases and other agreements entered into in the ordinary course of business;

          (xii) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xi) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower's Board of Directors, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

          (xiii) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors of the Borrower, are necessary or advisable to effect such Receivables Facility.

        10.8    Limitation on Other Senior Subordinated Indebtedness.

        The Borrower will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any other Indebtedness of the Borrower or such Guarantor, as the case may be, unless such Indebtedness is either (a) pari passu in right of payment with the Loans or such other Guarantor's Guarantee, as the case may be or (b) subordinate in right of payment to the Loans or such Guarantor's Guarantee, as the case may be.

        10.9    Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

        (a)   The Borrower shall not permit any Restricted Subsidiary, other than a Guarantor, to guarantee the payment of any Indebtedness of the Borrower or any other Guarantor unless:

          (i)    such Restricted Subsidiary simultaneously executes and delivers a Guarantee Supplement to the Guarantee Agreement providing for a guarantee of payment of the Loans by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Borrower or any Guarantor:

            (A)  if the Loans or such Guarantor's Guarantee of the Loans are subordinated in right of payment to such Indebtedness, the Guarantee under the Guarantee Supplement shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the Loans are subordinated to such Indebtedness under this Agreement and

            (B)  if such Indebtedness is by its express terms subordinated in right of payment to the Loans or such Guarantor's Guarantee of the Loans, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the Loans substantially to the same extent as such Indebtedness is subordinated to the Loans;

          (ii)   such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its guarantee; and

          (iii)  such Restricted Subsidiary shall deliver to the Administrative Agent an Opinion of Counsel to the effect that:

            (A)  such Guarantee of the Loans has been duly executed and authorized, and

            (B)  such Guarantee of the Loans constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this Section 10.9(a) shall not be applicable to any guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) guarantees the payment of Obligations of the Borrower or any Restricted Subsidiary under the Senior Secured Credit Facilities or any other Senior Indebtedness and any refunding, refinancing or replacement thereof, in whole or in part, provided that such refunding, refinancing or replacement thereof constitutes Senior Indebtedness and provided further that any such Senior Indebtedness and any refunding, refinancing or replacement thereof is not incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act, which private placement provides for registration rights under the Securities Act.

        (b)   Notwithstanding the foregoing and the other provisions of this Agreement, any Guarantee by a Restricted Subsidiary of the Loans shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

          (i)    any sale, exchange or transfer of all of the Borrower's Capital Stock in any Restricted Subsidiary (by merger or otherwise), which sale, exchange or transfer is not prohibited by this Agreement to (A) any Person not a Restricted Subsidiary or (B) any Designated Non-Guarantor Joint Venture; provided, however, that, in the case of transfers to a Designated Non-Guarantor Joint Venture, the applicable Guarantee shall not be released and discharged if, immediately after giving effect to such release and discharge on a pro forma basis, (x) a Default or Event of Default would then exist and be continuing or (y) the total assets (excluding intercompany assets) of such Restricted Subsidiary transferred, valued immediately prior to its transfer to a Designated Non-Guarantor Joint Venture, together with any assets (excluding intercompany assets) previously transferred to any Designated Non-Guarantor Joint Venture by any other Restricted Subsidiary that was a Guarantor, valued at the time such assets were transferred to such Designated Non-Guarantor Joint Ventures, would exceed 10.0% of the Total Assets (excluding intercompany assets) prior to the most recent proposed transfer, or

          (ii)   the release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee, or

          (iii)  if the Borrower properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

        SECTION 11.    Events of Default.

        An "Event of Default" occurs if:

        (a)   the Borrower defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal on the Loans whether or not such payment shall be prohibited by Section 3;

        (b)   the Borrower defaults in the payment when due of interest on or with respect to the Loans whether or not such payment shall be prohibited by Section 3 and such default continues for a period of 30 days, or the Borrower defaults in the payment when due of any other amount payable under the Credit Documents whether or not such payment shall be prohibited by Section 3 and such default continues for a period of 30 days;

        (c)   the Borrower or any Restricted Subsidiary defaults in the performance, or breaches any covenant, warranty or other agreement contained in this Agreement or the Guarantee Agreement (other than a default in the performance, or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (a) or (b) of this Section 11) and such default or breach continues for a period of 30 days after receipt of written notice given by the Administrative Agent or the Holders of at least 30% in aggregate principal amount of the outstanding Loans;

        (d)   the Borrower or any Restricted Subsidiary defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Borrower or any Restricted Subsidiary or the payment of which is guaranteed by the Borrower or any Restricted Subsidiary (other than Indebtedness owed to the Borrower or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Funding Date, if both (i) such default either (A) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (B) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $35.0 million or more at any one time outstanding;

        (e)   Holdings, the Borrower or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

          (i)    commences a voluntary case;

          (ii)   consents to the entry of an order for relief against it in an involuntary case;

          (iii)  consents to the appointment of a Custodian of it or for all or substantially all of its property; or

          (iv)  takes any comparable action under any foreign laws relating to insolvency;

        (f)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and:

          (i)    is for relief against Holdings, the Borrower or any Significant Subsidiary in an involuntary case;

          (ii)   appoints a Custodian of Holdings, the Borrower or any Significant Subsidiary or for all or substantially all of the property of Holdings, the Borrower or any Significant Subsidiary; or

          (iii)  orders the winding up or liquidation of Holdings, the Borrower or any Significant Subsidiary,

provided that clauses (i), (ii) and (iii) shall not apply to an Unrestricted Subsidiary, unless such action or proceeding has a material adverse effect on the interests of Holdings, the Borrower or any Significant Subsidiary;

        (g)   the failure by the Borrower or any Significant Subsidiary to pay final judgments aggregating in excess of $35.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

        (h)   the Guarantee Agreement of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any Officer of any Guarantor that is a Significant Subsidiary denies that it has any further liability under its Guarantee or gives notice to such effect (other than by reason of the termination of this Agreement or the release of any such Guarantee in accordance with this Agreement); or

        (i)    any representation or warranty made by any Credit Party (or any of its officers) under or in connection with any Credit Document shall prove to have been incorrect in any material respect when made.

        The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        The term "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United State federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or for the relief of debtors or any amendment to, succession to or change in any such law. The term "Custodian" means any receiver, trustee, assignee, liquidator, administrator, administrative receiver, custodian or similar official under any Bankruptcy Law.

        If any Event of Default (other than of a type specified in clauses (e) or (f) above) occurs and is continuing, the Administrative Agent or the Lenders holding at least 30% in aggregate principal amount of the then outstanding Loans may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Loans to be due and payable immediately; provided, however, that, so long as any Indebtedness permitted to be incurred under this Agreement as part of the Senior Secured Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of (i) acceleration of any such Indebtedness under the Senior Secured Credit Facilities or (ii) five Business Days after the giving of written notice to the Borrower and the Administrative Agent of such acceleration. Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clauses (e) or (f) of the first paragraph of this section, all outstanding Loans will become immediately due and payable without further action or notice.

        Notwithstanding the foregoing, in the event of any Event of Default specified in clause (d) above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Administrative Agent or the Lenders, if within 20 days after such Event of Default arose (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (z) if the default that is the basis for such Event of Default has been cured.

        SECTION 12.    The Agents.

        12.1    Appointment.

        Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, (i) the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Agents and (ii) the term "Agent" or "Syndication Agent" as applied to Goldman Sachs Credit Partners L.P. is a title of convenience and Goldman Sachs Credit Partners L.P. is not acting in any representative capacity for any Lender except itself.

        12.2    Delegation of Duties.

        The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

        12.3    Exculpatory Provisions.

        Neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person's own gross negligence or wilful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any Guarantor or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower or any Guarantor to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower.

        12.4    Reliance by Administrative Agent.

        The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future Holders of the Loans.

        12.5    Notice of Default.

        The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Lenders, as applicable).

        12.6    Non-Reliance on Agents and Other Lenders.

        Each Lender expressly acknowledges that neither the Agents nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agents hereinafter taken, including any review of the affairs of the Borrower or any Guarantor, shall be deemed to constitute any representation or warranty by the Agents to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and any Guarantor and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any Guarantor. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any Guarantor that may come into the possession of the Agents or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

        12.7    Indemnification.

        The Lenders agree to indemnify the Agents in their capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Agents, or any of them, in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agents, or any of them, under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of any Agent. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

        12.8    Agents in their Individual Capacities.

        The Agents and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any Guarantor as though the Agents were not the Agents hereunder and under the other Credit Documents. With respect to the Loans made by it, the Agents shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include the Agents in their individual capacities.

        12.9    Successor Administrative Agent.

        The Administrative Agent may resign as Administrative Agent upon 20 days' prior written notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall, so long as no Default has occurred and is continuing, be approved by the Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" means such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any Holders of the Loans. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

        12.10    Withholding Tax.

        To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. For the avoidance of doubt, the foregoing shall have no effect on any obligations of the Borrower hereunder.

        SECTION 13.    Miscellaneous.

        13.1    Amendments and Waivers.

        Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates) or extend the final expiration date of any Lender's Commitment or increase the aggregate amount of the Commitments of any Lender, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentage specified in the definition of "Required Lenders" or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.5), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then current Administrative Agent, or (iv) release all or substantially all the Guarantors under the Guarantee Agreement, in each case without the written consent of all Lenders, or (v) restrict the right of any Lender to extend the Initial Loans into Extended Loans on the Initial Maturity Date without the consent of each Lender directly affected thereby, or (vi) amend, modify or waive any provisions of Section 3 that adversely affects the rights of the Lenders without the written consent of Holders having or holding Loans representing at least 66 2/3% of the Dollar Equivalent of the aggregate principal amount of the Loans then outstanding. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future Holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

        13.2    Notices.

        All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth on Schedule 13.2 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Rockwood Specialties Group, Inc. 100 Overlook Center Princeton, NJ 08540
with a copy to:	Attention: Thomas J. Riordan, General Counsel Fax: +1-609-514-8722
with a copy to:	Kohlberg Kravis Roberts & Co., L.P. 9 West 57th Street Suite 4200 New York, NY 10019 Attention: Brian Carroll Fax: +1-212-750-0003
and to:
The Administrative Agent:	Credit Suisse First Boston 11 Madison Avenue New York, NY 10010 Attention: Carloyn Tee Phone: (212) 325-9936 Fax: (212) 325-8304
with a copy to:	Douglas Buffone Credit Suisse First Boston LLC 11 Madison Avenue New York, NY 10010 Phone: (212) 325-2000 Fax: (917) 326-8389
with a copy to:	Peter M. Labonski Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Phone: (212) 906-1200 Fax: (212) 751-4864

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.9 and 5.1 shall not be effective until received. Notwithstanding the foregoing, notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

        13.3    No Waiver; Cumulative Remedies.

        No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        13.4    Survival of Representations and Warranties

        All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

        13.5    Payment of Expenses and Taxes.

        The Borrower agrees (a) to pay or reimburse the Administrative Agent and each Lead Arranger for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation and execution and completion of, and any amendment, supplement or modification to, this Agreement, the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees, disbursements and other charges of counsel to the Administrative Agent and each Lead Arranger and any value added tax or other similar tax thereon, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including, without limitation, the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent and any value added tax or other similar tax thereon, (c) to pay, indemnify, and hold harmless each Lender and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise, value added and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, restatement, supplement or modification of, or any waiver or consent or suspension of rights under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (d) to pay, indemnify, and hold harmless each Lender and the Administrative Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including, without limitation, reasonable and documented fees, disbursements and other charges of counsel (and any value added tax or similar tax thereon), with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and the transaction contemplated thereunder and any such other documents including, without limitation, any of the foregoing relating to the use of the Loans and other proceeds received by the Borrower hereunder and thereunder, or to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of their respective property (all the foregoing in this clause (d), collectively, the "indemnified liabilities"); provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective directors, officers, employees, trustees and agents with respect to indemnified liabilities arising from (i) the gross negligence or wilful misconduct of the party to be indemnified or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

        The Borrower agrees that, without the prior written consent of Credit Suisse First Boston, UBS Loan Finance LLC, UBS Securities LLC or Goldman Sachs Credit Partners L.P., as the case may be, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (whether or not any of the Lead Arrangers or any other Person entitled to indemnification under this Section 13.5 is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Person entitled to indemnification under this Section 13.5 from all liability arising out of such claim, action or proceeding.

        13.6    Successors and Assigns; Participations and Assignments.

        (a)   This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

        (b)   Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents (including to loan derivative counterparties in respect of swaps or similar arrangements having the practical or economic effect thereof). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the Holder of any such Loan for all purposes under this Agreement and the other Credit Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Credit Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Credit Document, or any consent to any departure by any Credit Party therefrom, except to the extent that such amendment, waiver or consent would directly forgive any principal of any Loan or reduce the stated rate, or forgive any portion, or postpone the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or increase the aggregate amount of the Commitments of any Lender or postpone the date of the final scheduled maturity of any Loan, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 13.7 as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.9 and 2.10 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

        (c)   Any Lender (an "Assignor") may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or to any other banks or other entities (an "Assignee") (A) without consulting with the Borrower, all or any part of its rights and obligations under this Agreement with respect to its Commitments and (B) without consulting with the Borrower, Loans made pursuant to this Agreement and the other Credit Documents and all rights related thereto, in each case pursuant to an Assignment and Acceptance, substantially in the form of Exhibit B (an "Assignment and Acceptance"), (i) to be electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent, which shall initially be the settlement system of ClearPar, LLC, or (ii) to be manually executed and delivered together with a processing and recordation fee of $3500, in each case, by such Assignee and such Assignor for the Administrative Agent's acceptance and recording in the Register; provided that, except in the case of an assignment of all of a Lender's interests under this Agreement, unless otherwise agreed to by the Administrative Agent, no such assignment to an Assignee (other than any Lender or any Affiliate thereof) shall be in an aggregate principal amount of less than the Dollar Equivalent of $250,000. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this Agreement to the contrary, consultation with the Borrower shall not be required for any assignment that occurs at any time when any of the events described in Section 11(e) or (f) shall have occurred and be continuing with respect to the Borrower.

        (d)   Nothing herein shall prohibit any Lender from pledging or assigning all or any portion of its Loans to any Federal Reserve Bank in accordance with applicable law. To the extent requested by any Lender, the Borrower shall execute and deliver to such Lender a Note dated the Funding Date substantially in the form Exhibit A hereto to evidence the portion of the Loan made by such Lender and with appropriate insertions, as it may from time to time be amended pursuant to the applicable provisions hereof (collectively, the "Notes").

        (e)   The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 13.12 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders, the Commitment of, and principal amount of the Loans owing to, each Lender from time to time and the other information required by Section 2.5(e). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or by the Administrative Agent on behalf of any Lender at any reasonable time and from time to time upon reasonable prior notice.

        (f)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower and the Administrative Agent) and, if required under clause (c)(B) above, together with payment to the Administrative Agent of a registration and processing fee of $3500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

        (g)   Subject to Section 13.15, the Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement; provided that neither the Administrative Agent nor any Lender shall provide to any Transferee or prospective Transferee any of the Confidential Information unless such person shall have previously executed a Confidentiality Agreement in the form of Exhibit C.

        13.7    Replacements of Lenders under Certain Circumstances.

        The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.9, 2.10, 2.11 or 5.4 or (b) is affected in the manner described in Section 2.9(d) and as a result thereof any of the actions described in such Section is required to be taken, with a replacement bank or other financial institution provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.9, 2.10, 2.11 or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Agents, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

        13.8    Adjustments; Setoff.

        (a)   If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 11(e) or (f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

        (b)   After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to setoff and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

        13.9    Counterparts.

        This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

        13.10    Severability and Integration.

        Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

        13.11    Governing Law.

        THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        13.12    Submission to Jurisdiction; Waivers.

        The Borrower hereby irrevocably and unconditionally:

        (a)   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

        (b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

        (c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

        (d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

        (e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.12 any special, exemplary, punitive or consequential damages.

        13.13    Acknowledgments.

        The Borrower hereby acknowledges that:

        (a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

        (b)   no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

        (c)   no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or between the Borrower and the Lenders.

        13.14    Waivers of Jury Trial.

        THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

        13.15    Confidentiality.

        The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender's evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement ("Confidential Information"), in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender's or the Administrative Agent's attorneys, professional advisors or independent auditors or Affiliates, or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender; provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person shall have previously executed a Confidentiality Agreement in the form of Exhibit C.

        13.16    Judgment Currency.

        (a)   The obligations of the Borrower hereunder and under the other Credit Documents to make payments in Dollars or in Euro, as the case may be (the "Obligation Currency"), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or Lender under this Agreement or the other Credit Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower or any other Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made, at the Dollar Equivalent of such amount, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

        (b)   If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

        (c)   For purposes of determining the Dollar Equivalent, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

        IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ROCKWOOD SPECIALTIES GROUP, INC.
By:	/s/ MICHAEL W. VALENTE
	Name:	Michael W. Valente
	Title:	Assistant Secretary
CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent, a Lead Arranger and a Lender
By:	/s/ DAVID J. DODD
	Name:	David J. Dodd
	Title:	Associate
By:	/s/ ALEXIS F. MAGED
	Name:	Alexis F. Maged
	Title:	Director
GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, a Lead Arranger and a Lender
By:	/s/ WILLIAM W. ARCHER
	Name:	William W. Archer
	Title:	Managing Director
UBS SECURITIES LLC, as a Lead Arranger
By:	/s/ ERIC H. COOMBS
	Name:	Eric H. Coombs
	Title:	Executive Director
By:	/s/ WARREN JERVEY
	Name:	Warren Jervey
	Title:	Director and Counsel Region Americas Legal

UBS AG, Stamford Branch, as Documentation Agent
By:	/s/ WILFRED V. SAINT
	Name:	Wilfred V. Saint
	Title:	Director Banking Products Services, US
By:	/s/ JOSELIN FERNANDES
	Name:	Joselin Fernandes
	Title:	Associate Director Banking Products Services, US
UBS LOAN FINANCE LLC, as a Lender
By:	/s/ WILFRED V. SAINT
	Name:	Wilfred V. Saint
	Title:	Director Banking Products Services, US
By:	/s/ JOSELIN FERNANDES
	Name:	Joselin Fernandes
	Title:	Associate Director Banking Products Services, US